Exhibit 10.2

Amended and Restated Service Agreement

20071210.103.C

Between

SITO MOBILE SOLUTIONS, INC. (f/k/a Single Touch Interactive, Inc.)

and

AT&T Services, Inc.

Proprietary and Confidential

This Amendment and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting Parties.

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20071210.103.C

TABLE OF CONTENTS

1.0	Preamble		5
	1.1	Preamble and Effective Date	5
	1.2	Scope of Agreement	5

2.0	Definitions		5
	2.1	Accept or Acceptance	5
	2.2	Acceptance Date	5
	2.3	Affiliate	5
	2.4	Agreement	6
	2.5	Cancel or Cancellation	6
	2.6	Deliver or Delivery	6
	2.7	Delivery Date	6
	2.8	Documentation or Program Material	6
	2.9	End User	6
	2.10	Information	6
	2.11	Material	6
	2.12	Order	7
	2.13	Service(s)	7
	2.14	Specifications	7
	2.15	Terminate or Termination	7
	2.16	Work	7
	2.17	Customer Information	7
	2.18	Software	7
	2.19	Harmful Code	8
	2.20	Special Terms and Conditions	8
	2.21	Vulnerability	8

3.0	General Terms		8
	3.1	Affiliate	8
	3.2	Amendments and Waivers	8
	3.3	Anticipated Delays in Delivery and Performance	9
	3.4	Assignment and Delegation	9
	3.5	Cancellation and Termination	10
	3.6	Compliance with Laws	11
	3.7	Conflict of Interest	11
	3.8	Construction and Interpretation	12
	3.9	Cumulative Remedies	12
	3.10	Delivery, Performance and Acceptance	12
	3.11	Duration of Agreement	12
	3.12	Entire Agreement	13
	3.13	Force Majeure	13
	3.14	Governing Law	14
	3.15	Government Contract Provisions	14
	3.16	Indemnity	15
	3.17	Information	16
	3.18	Infringement	18
	3.19	Insurance	20

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	3.20	Invoicing and Payment	22
	3.21	Licenses and Patents	23
	3.22	Limitation of Damages	23
	3.23	Most Favored Customer	23
	3.24	Non-Exclusive Market	23
	3.25	Notices	24
	3.26	Order of Precedence	25
	3.27	Orders	25
	3.28	Price	25
	3.29	Publicity	26
	3.30	Quality Assurance	26
	3.31	Records and Audits	28
	3.32	Severability.	30
	3.33	Survival of Obligations	30
	3.34	Third Party Administrative Services	30
	3.35	Transaction Costs	30
	3.36	Utilization of, Minority, Women, and Disabled Veteran Owned Business Enterprises	31
	3.37	Warranty	31
	3.38	Work Done By Others	32
	3.39	Ethical Business Practice	32
	3.40	Incidental Development ownership and Use of Rights and Items	33
	3.41	Labor Disputes	35
	3.42	Offshore Work Prohibited	35
	3.43	Taxes	35

4.0	Special Terms		36
	4.1	Access	36
	4.2	Background Checks	37
	4.3	Customer - Information	38
	4.4	Electronic Data Interchange (EDI)	40
	4.5	Entry on AT&T Property	40
	4.6	Independent Contractor	41
	4.7	Reimbursable Expenses	42
	4.8	Technical Support	42
	4.9	Payment Card Industry	43
	4.10	AT&T Data and AT&T Derived Data (Big Data)	43
	4.11	Supplier Assessment	45
	4.12	Citizenship and Sustainability	46
	4.13	Supplier’s Material Warranty	46

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5.0	AT&T Supplier Information Security Requirements (SISR)		47

6.0	Execution of Agreement		47
	6.1	Transmission of Original Signatures and Executing Multiple Counterparts	47

Appendices
	Appendix A - Description of Services & Deliverables
	Appendix B – Pricing Methodology
	Appendix C – Service Level Agreement
	Appendix J - Order/Statement of Work
	Appendix O - AT&T Supplier Information Security Requirements (SISR)
	Appendix Z - Vendor Expense Policy

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1.0	Preamble

1.1	Preamble and Effective Date

This Agreement, effective on the date when signed by the last Party (“Effective Date”), is between SITO Mobile Solutions, Inc. (f/k/a Single Touch Interactive, Inc.), a Nevada corporation (hereinafter referred to as “Supplier”), and AT&T Services, Inc., a Delaware Corporation (hereinafter referred to as “AT&T”), each of which may be referred to in the singular as “Party” or in the plural as “Parties.”

1.2	Scope of Agreement

a.	Supplier shall provide to AT&T the Material and Services described in Appendix A, subject to the terms and conditions of this Agreement and pursuant to and in conformance with Orders, Change Orders and Vendor Statements of Work (“VSOW”) (hereinafter referred to as “Orders”)submitted by AT&T and approved by the Parties. The applicable price for the Material and Services is specified in Appendix B or in an Order. Supplier shall not reject any Order for material or Services described in Appendix A unless the Order includes:

1.	Delivery Dates to which Supplier has not agreed, prior to the placement of the Order, and which supplier is unable to meet;

2.	Special Terms and conditions to which Supplier has not agreed, prior to placement of the Order, and which are objectionable to Supplier; or

3.	prices to which Supplier has not agreed, prior to placement of the Order, and which are objectionable to Supplier.

b.	If Supplier rejects an Order, Supplier shall give AT&T written notice stating Supplier’s reasons for rejecting the Order and the modifications, if any, that would make the Order acceptable to Supplier. Supplier shall furnish Materials that conform strictly to the Specifications established under this Agreement. If Supplier is unable to tender conforming Material, Supplier shall not tender non-conforming Material; the parties agree non-conforming tenders are not an accommodation to AT&T. All Delivery Dates are firm, and time is of the essence.

2.0	Definitions

2.1	Accept or Acceptance

“Accept” or “Acceptance” means AT&T's acceptance of the Material or Services ordered by AT&T and provided by Supplier as specified in Section, Delivery, Performance, and Acceptance. AT&T's Acceptance shall occur no earlier than Supplier's Delivery of Material and/or Services in strict compliance with the Specifications.

2.2	Acceptance Date

“Acceptance Date” means the date on which AT&T Accepts Material or Services.

2.3	Affiliate

“Affiliate” means a business association that has legal capacity to contract on its own behalf, to sue in its own name, and to be sued, if and only if either (a) such business association owns, directly or indirectly, a majority interest in AT&T (its "parent company"), or (b) a thirty percent (30%) or greater interest in such business association is owned, either directly or indirectly, by AT&T or its parent company.

Proprietary and Confidential

This Amendment and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting Parties.

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2.4	Agreement

“Agreement” means the written agreement between the Parties as set forth in this document and the attached appendices and shall include the terms of such other documents as they are incorporated by express reference in this document and the attached appendices.

2.5	Cancel or Cancellation

“Cancel” means to put an end to this Agreement or any Order for breach by the other Party.

“Cancellation” means an exercise of a remedy of a Party entitled to Cancel.

2.6	Deliver or Delivery

“Deliver” or “Delivery” occurs (a) for Material, upon (1) AT&T's possession of Material at the destination specified in the Order, if Supplier is not required to provide additional Services (such as installation, configuration, or modification, for example) at the destination, in connection with providing Material, or (2) Supplier’s completion of such additional Services, if Supplier is required to provide such additional Services at the destination in connection with providing Material, and (b) for Services, upon complete provision of the Services.

2.7	Delivery Date

“Delivery Date” means the date on which Supplier is scheduled to complete its Delivery, as established in an Order or this Agreement.

2.8	Documentation or Program Material

“Documentation” or “Program Material” means all documentation, including, but not limited to, user instructions, and training materials.

2.9	End User

“End User” means the individual(s) utilizing the Materials and Services provided by the Supplier.

2.10	Information

“Information”, with respect to a Party, means all confidential, proprietary or trade secret information, including discoveries, ideas, concepts, know-how, techniques, processes, procedures, designs, specifications, strategic information, proposals, requests for proposals, proposed products, drawings, blueprints, tracings, diagrams, models, samples, flow charts, data, computer programs, marketing plans, Customer Information (including, Internet activities, history, and/or patterns of use), employee personal information, health or financial information, authentication credentials, and other technical, financial or business information, whether disclosed in writing, orally, visually, in tangible or intangible form, including in electronic mail or by other electronic communication.

2.11	Material

“Material” means a unit of equipment, apparatus, components, tools, supplies, material, Documentation, Hardware, or firmware thereto, or Software purchased or licensed hereunder by AT&T from Supplier and includes third party Material provided or furnished by Supplier. Material shall be deemed to include any replacement parts.

Proprietary and Confidential

This Amendment and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting Parties.

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2.12	Order

“Order” means such paper or electronic records as AT&T may send to Supplier for the purpose of ordering Material and Services hereunder; including change orders and vendor statements of work.

2.13	Service(s)

“Services” means any labor or service provided in connection with this Agreement or any Order, including, Supplier’s (a) consultation, professional, technical, and engineering services, creation or development of Software, installation and removal services, maintenance, training, technical support, repair, programming, and on-site support ancillary to the acquisition of Material, and (b) provision of any Services-related Material, including any Documentation.

2.14	Specifications

“Specifications” means (i) Supplier's applicable specifications and descriptions, including any warranty statements, and (ii) AT&T's requirements, specifications, and descriptions specified in, or attached to, this Agreement or an applicable Order, which shall control over an inconsistency with Supplier's specifications and descriptions.

2.15	Terminate or Termination

“Terminate” means to put an end to this Agreement or any Order, either (a) by one Party, pursuant to law or a provision of this Agreement, otherwise than for a breach of the other Party, or (b) by both Parties, by mutual consent. “Termination” means an exercise of a power to Terminate

2.16	Work

“Work” means all Material and Services, collectively, that Supplier is supplying pursuant to Orders placed under this Agreement.

2.17	Customer Information

“Customer Information” includes, but is not limited to, customer name, address, phone number, any customer or employee personal information, credit card and credit related information, health or financial information, authentication credentials, information concerning a customer’s calling patterns, unlisted customer numbers, any other information associated with a customer or with persons in the household of a customer, and any information available to AT&T and/or its suppliers by virtue of AT&T’s relationship with its customers as a provider of telecommunications, Internet, information or other services, including, but not limited to, the quantity, technical configuration, location, type, destination, amount of use of telecommunications or other services subscribed to, and information contained on the telephone bills of AT&T’s customers pertaining to telephone exchange service, telephone toll service or other services received by a customer of AT&T.

2.18	Software

“Software” means any and all software in any form (including source code and object code), as well as any Documentation and Program Materials, licensed or otherwise provided by or on behalf of Supplier

Proprietary and Confidential

This Amendment and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting Parties.

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2.19	Harmful Code

“Harmful Code” means computer viruses, worms, trap doors, time bombs, undocumented passwords, disabling code (which renders Material unusable until a patch or new password is provided), or any similar mechanism or device. Notwithstanding the above, enabling keys which are provided by Supplier to ensure conformance to product licensing restrictions shall be permitted, however, these enabling keys may not interfere with the proper use of the Material at any time after initial installation.

2.20	Special Terms and Conditions

“Special Terms and Conditions” means written terms and conditions that are (a) different from or additional to the terms and conditions set forth in this Agreement, (b) specially negotiated by the Parties in reference to an Order, (c) expressed in an Order or incorporated by reference to a document attached to an Order, such as a scope of work or statement of work, and (d) executed by both Parties.

2.21	Vulnerability

“Vulnerability” means a condition in the instructions of the Software, whether consistent with its Specifications or not, that renders the computer on which the Software is operating susceptible to unauthorized access and use.

3.0	General Terms

3.1	Affiliate

Supplier agrees that an Affiliate may transact business under this Agreement and place Orders with Supplier that incorporate the terms and conditions of this Agreement, and that the name “AT&T” is deemed to refer to an Affiliate, when an Affiliate places such an Order with Supplier under this Agreement, or when AT&T places an Order on behalf of an Affiliate, or when an Affiliate otherwise transacts business with Supplier under this Agreement. An Affiliate is solely responsible for its own obligations, including, but not limited to, all charges incurred in connection with such an Order or transaction. Nothing in this Agreement is to be construed to require AT&T to indemnify Supplier, or otherwise assume responsibility, for any acts or omissions of an Affiliate, nor is anything in this Agreement to be construed to require any Affiliate to indemnify Supplier, or to otherwise assume any responsibility for the acts or omissions of AT&T or any other Affiliate.

3.2	Amendments and Waivers

a.	The Parties may not amend this Agreement or an Order except by a written agreement of the Parties that identifies itself as an amendment to this Agreement or such Order and is signed by both Parties, or as otherwise expressly provided below in this Section. No waiver of any right or condition for the benefit of a Party is effective unless given in writing and signed by the Party waiving such right or condition for its benefit. No failure or delay in exercising any right or remedy under this Agreement or an Order operates as a waiver or estoppel of any right or remedy; no failure or delay in requiring the satisfaction of any condition under this Agreement or an Order operates as a waiver or estoppel of any condition; and no course of dealing between the Parties operates as a waiver or estoppel of any right, remedy, or condition. A waiver on one occasion is effective only in that instance, and only for the purpose for which it is given, and is not to be construed as a waiver on any future occasion or against any Affiliate other than the Affiliate that makes such waiver.

Proprietary and Confidential

This Amendment and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting Parties.

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b.	AT&T’s project manager may, at any time, make requested changes to the scope of Work, which shall be delivered in writing, and Supplier shall not unreasonably withhold or condition its consent. An equitable adjustment, as reasonably determined by Supplier and mutually agreed to by AT&T, shall be made to the charges and schedule if such change to the scope substantially affects the time of performance or the cost of the Work to be performed under this Agreement. Such cost adjustment shall be made on the basis of the actual cost of the Work, unless otherwise agreed in writing.

3.3	Anticipated Delays in Delivery and Performance

If Supplier becomes aware of any event or circumstance that causes Supplier to anticipate a reasonably certain delay in its performance of its obligations beyond the Delivery Date scheduled in the Order, Supplier shall immediately notify AT&T of the event or circumstance and the length of the anticipated delay. If the events or circumstances causing the anticipated delay are not attributable to any failure of AT&T, then AT&T may Cancel the Order after receipt of such notification. If the events or circumstances may be attributable to the fault of AT&T, to any extent, and the notice required by this Section fails to so attribute them, or if Supplier fails to give such notice, then such failure bars any claim or defense of Supplier based on the fault of AT&T known to Supplier at the time such notice was required. If for any reason AT&T does not Cancel such Order after receipt of a notice under this Section, then AT&T and Supplier shall negotiate in good faith to modify the Order so as to extend the Delivery Date. If the Parties fail to reach agreement on an extended Delivery Date after negotiating for a reasonable time, or if Supplier fails to meet an extended Delivery Date, AT&T may Cancel the Order.

3.4	Assignment and Delegation

Neither Party may assign, delegate, or otherwise transfer its rights or obligations under this Agreement, voluntarily or involuntarily, whether by merger, consolidation, dissolution, operation of law, or any other manner, without the prior written consent of the other Party, except as follows: Without securing the consent of the other Party, a Party may assign its rights, or delegate its duties, or both, in whole or in part, to any present or future Affiliate of the Party; or to any third party that assumes the operation of or otherwise acquires any substantial portion of the business of the Party affected by this Agreement or an Order; and, subject to the written approval of AT&T, Supplier may subcontract its performance in accordance with any subcontracting plan incorporated into this Agreement or any Order; and, both Parties may assign their respective right to receive money due hereunder, but any assignment of money will be void if (i) the assignor fails to give the non- assigning Party at least thirty (30) days prior written notice, or (ii) the assignment purports to impose upon the non-assigning Party additional costs or obligations in addition to the payment of such money, or (iii) the assignment purports to preclude AT&T from dealing solely and directly with Supplier in all matters pertaining to this Agreement. Any assignment, delegation or transfer for which consent is required hereby and which is made without such consent given in writing will be void. This Agreement binds and benefits both Parties and their permitted successors and assigns.

Proprietary and Confidential

This Amendment and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting Parties.

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3.5	Cancellation and Termination

a.	Cancellation

Neither Party shall Cancel this Agreement nor any Order until such Party has first given the other Party a written notice specifying the breach that justifies Cancellation. If the breach is one that by its nature could be cured by the Party receiving such notice (no matter how long it might take), neither Party shall Cancel unless such notice includes a written demand for cure of such breach and gives the receiving Party a reasonable period (which need never exceed thirty (30) days) in which to cure such breach. AT&T is not liable to Supplier for detriment resulting from AT&T’s Cancellation of any Order.

b.	Termination

1.	AT&T may Terminate this Agreement or any Order at any time on thirty (30) days prior written notice to Supplier.

2.	Transition Support: Upon Termination of this Agreement or any Order and for an agreed upon charge, Supplier will provide AT&T with transition support to support transitioning to alternative or replacement services. The Parties will agree in writing to any transition support and related charges via a mutually executed change order to an existing Order. The transition period may be for a period not to exceed six (6) months. In the event AT&T is still procuring other services during the transition period, AT&T will pay for such Services in addition to any mutually agreed to charges for the Transition Support.

3.	Outstanding Orders will continue in effect according to 3.11 (b) Duration of the Agreement.

c.	Termination Charges

1.	If AT&T’s breach or unilateral Termination of any Order precludes Supplier from completing Delivery of Materials or Services or post Delivery of Materials of Services, then AT&T shall discharge any and all liability to Supplier for detriment resulting from such breach or unilateral Termination by payment of an amount that does not exceed the greater of:

i	the price of such Materials and Services, as derived from the Order, or

ii	the positive difference obtained by subtracting (A) the salvage value of the Materials and Services from (B) the actual costs Supplier incurred to prepare the Materials or perform the Services up to the date of Termination or breach, as determined under Supplier’s normal cost accounting methods for inventory and work in process. For purposes of this Section, “salvage value” includes the proceeds of the sale of the Material and Services to another customer and the costs that Supplier avoids as a result of re-applying Materials and Services to meet other needs of AT&T, the needs of other customers or Supplier’s own internal needs within ninety (90) days following the Delivery Date scheduled in the Order. Supplier shall make reasonable efforts to maximize salvage value. All such costs, avoided costs, and values are subject to substantiation by proof satisfactory to AT&T before any payment may become due.

Proprietary and Confidential

This Amendment and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting Parties.

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2.	AT&T is not liable to Supplier for any detriment resulting from AT&T’s unilateral Termination of an Order for Materials not specially manufactured for AT&T when AT&T’s Termination of such Order occurs more than thirty (30) days before the Delivery Date. If AT&T incurs a Termination charge as provided in this Section, and AT&T or an Affiliate places an Order for Materials or Services equivalent to those for which such Termination charge is incurred, within sixty (60) days after AT&T incurs such Termination charge, then Supplier shall refund such Termination charge to AT&T. The Termination charge provided in this Section constitutes Supplier’s sole and exclusive remedy for detriment resulting from AT&T’s unilateral Termination of, or breach preventing Delivery under, an Order. AT&T is not liable for any Termination Charges in any case when Termination results from the mutual agreement of the Parties.

b.	Partial Termination and Partial Cancellation

Whenever law or a provision of this Agreement permits AT&T to Terminate or Cancel any Order, AT&T may, at its option, Terminate or Cancel such Order either in whole or in part. If AT&T Terminates or Cancels an Order in part, AT&T shall pay only for such Materials and Services as AT&T Accepts at prices established under this Agreement or, if there are none, at prices calculated on the basis of such partially Terminated or Canceled Order, and, unless a Termination Charge applies, AT&T has no obligation to pay for such Materials or Services as AT&T does not Accept.

c.	Cancellation of Related Orders

Whenever law or a provision of this Agreement permits AT&T to Cancel any Order, AT&T may also Cancel such other Orders as related to the same transaction or series of transactions as the Order in question and subject to Transition support by Supplier.

d.	Further Remedies and Obligations upon Cancellation

Upon Cancellation of an Order by AT&T, Supplier shall: (1) refund any amounts AT&T may have previously paid for Material or Services rejected or returned by AT&T; and (2) reimburse AT&T for any cost incurred in (a) returning such Materials to Supplier; and (b) restoring AT&T’s site to its previous condition. If AT&T returns or rejects any Material to which title has already passed, title in such Material shall revert to Supplier when Supplier satisfies its refund and reimbursement obligations under the preceding sentences.

3.6	Compliance with Laws

Each Party shall comply with all laws (including all statutes, ordinances, regulations, orders and codes, whether specifically mentioned elsewhere in this Agreement or not) attendant upon that Party’s performance under this Agreement and utilization of the Materials and Services, in every jurisdiction where Supplier performs or AT&T utilizes the Materials or receives the Services. Supplier shall procure all approvals, bonds, certificates, insurance, inspections, licenses, and permits that such laws require for the performance of this Agreement.

3.7	Conflict of Interest

Supplier represents and warrants that no officer, director, employee or agent of AT&T has been or will be employed, retained or paid a fee, or otherwise has received or will receive, any personal compensation or consideration, by or from Supplier or any of Supplier’s officers, directors, employees or agents in connection with the obtaining, arranging or negotiation of this Agreement or other documents entered into or executed in connection with this Agreement.

Proprietary and Confidential

This Amendment and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting Parties.

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3.8	Construction and Interpretation

a.	This Agreement has been prepared jointly and has been the subject of arm’s length and careful negotiation. Each Party has been given the opportunity to independently review this Agreement with legal counsel and other consultants, and each Party has the requisite experience and sophistication to understand, interpret and agree to the particular language of its provisions. Accordingly, the drafting of this Agreement is not to be attributed to either Party.

b.	Article, Section and paragraph headings contained in this Agreement are for reference purposes only and are not to affect the meaning or interpretation of this Agreement. The word “include” in every form means to include without limitation by virtue of enumeration. Whenever this Agreement refers to a consent or approval to be given by either Party, such consent or approval is effective only if given in writing and signed by the Party giving approval or consent. The singular use of words includes the plural and vice versa.

3.9	Cumulative Remedies

The rights and remedies of the Parties set forth in this Agreement are not exclusive of, but are cumulative to, any rights or remedies now or subsequently existing at law, in equity, by statute or otherwise, except in those cases where this Agreement or an Order specifies that a particular remedy is sole or exclusive, but neither Party may retain the benefit of inconsistent remedies. No single or partial exercise of any right or remedy with respect to one breach of this Agreement or any Order precludes the simultaneous or subsequent exercise of any other right or remedy with respect to the same or a different breach.

3.10	Delivery, Performance and Acceptance

Services performed by Supplier shall be deemed to be Accepted by AT&T when Services are performed to AT&T’s satisfaction. Payments, including progress payments, if any, shall not be construed as Acceptance of Services performed up to the time of such payments. AT&T shall notify Supplier of any Services considered to be unsatisfactory. Supplier shall, at no charge to AT&T, take prompt action to correct such unsatisfactory Services. If such unsatisfactory Services have not been corrected within a reasonable time (not to exceed twenty (20) working days from date of notification), AT&T may, in addition to all other rights and remedies provided by law or this Agreement, Cancel this Agreement and/or any affected Order.

3.11	Duration of Agreement

a.	This Agreement will continue in effect for a term expiring September 30, 2017, unless it is Cancelled or Terminated before that date. The parties may extend the term of this Agreement beyond that date by mutual written agreement.

b.	Any Order in effect on the date when this Agreement expires or is Terminated or Cancelled will continue in effect until such Order either (i) expires by its own terms or (ii) is separately Terminated or Cancelled, prior to its own expiration, as provided in this Agreement. The terms and conditions of this Agreement shall continue to apply to such Order as if this Agreement were still in effect.

Proprietary and Confidential

This Amendment and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting Parties.

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3.12	Entire Agreement

This Agreement constitutes the final, complete, and exclusive expression of the Parties’ agreement on the matters contained in this Agreement. All prior written and oral negotiations and agreements, and all contemporaneous oral negotiations and agreements, between the Parties on the matters contained in this Agreement are expressly merged into and superseded by this Agreement. The Parties do not intend that the provisions of this Agreement be explained, supplemented, or qualified through evidence of trade usage or any prior course of dealings or any course of performance under any prior agreement. In entering into this Agreement, neither Party has relied upon any statement, estimate, forecast, projection, representation, warranty, action or agreement of the other Party except for those expressly contained in this Agreement. There are no conditions precedent to the effectiveness of this Agreement other than any expressly stated in this Agreement.

3.13	Force Majeure

a.	A Party is excused from performing its obligations under this Agreement or any Order if, to the extent that, and for so long as:

i.	such Party’s performance is prevented or delayed by an act or event (other than economic hardship, changes in market conditions, insufficiency of funds, or unavailability of equipment and supplies) that is beyond its reasonable control and could not have been prevented or avoided by its exercise of due diligence; and

ii.	such Party gives written notice to the other Party, as soon as practicable under the circumstances, of the act or event that so prevents such Party from performing its obligations.

b.	By way of illustration, and not by limitation, acts or events that may prevent or delay performance (as contemplated by this Section) include: acts of God or the public enemy, acts of civil or military authority, terrorists acts, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, and labor disputes (even if AT&T is involved in the labor dispute).

c.	If Supplier is the Party whose performance is prevented or delayed for more than three (3) weeks, AT&T may elect to with prior written notice:

i.	Terminate, in whole or in part, this Agreement and the affected Order, without any liability to Supplier, or

ii.	suspend this Agreement and the affected Order or any part thereof for the duration of the delay; and (at AT&T’s option) obtain Material and Services elsewhere and deduct from any commitment, under this Agreement or such Order, the quantity of the Material and Services obtained elsewhere or for which commitments have been made elsewhere; and resume performance under this Agreement or such Order when Supplier resumes its performance; and (at AT&T’s option) extend any affected Delivery Date or performance date up to the length of time Supplier’s performance was delayed or prevented. If AT&T does not give any written notice, within thirty (30) days after receiving notice under this Section that Supplier’s performance has been delayed or prevented, this option (ii) will be deemed to have been selected.

Proprietary and Confidential

This Amendment and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting Parties.

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3.14	Governing Law

The laws of the State of Texas (excluding any laws that direct the application of another jurisdiction’s law) govern all matters arising out of or relating to this Agreement and all of the transactions it contemplates, including its validity, interpretation, construction, performance, and enforcement.

3.15	Government Contract Provisions

a.	To the extent that Supplier’s performance is subject to certain executive orders (including E.O. 11246 and E.O. 13201) and statutes (including Section 503 of the Rehabilitation Act of 1973, as amended; the Vietnam Era Veteran’s Readjustment Assistance Act of 1974; Section 8116 of the Defense Appropriations Act for Fiscal Year 2010 (Pub. L. 111-118); and the Jobs for Veterans Act) pertaining to government contractors, Supplier shall:

1.	comply with such executive orders and statutes, and their implementing regulations, as amended from time to time; and

2.	fulfill the obligations of a contractor under the clauses incorporated by this Section.

b.	This Section incorporates the following clauses:

1.	“Affirmative Action For Workers With Disabilities” (at 48 CFR §52.222-36);

2.	“Employment Reports On Special Disabled Veterans, Veterans Of The Vietnam Era, and Other Eligible Veterans” (at 48 CFR §52.222-37);

3.	“Equal Employment Opportunity” (at 48 CFR §52.222-26);

4.	“Equal Employment Opportunity Clause” (at 41 CFR §60-1.4(a));

5.	“Equal Opportunity For Special Disabled Veterans And Veterans of the Vietnam Era” (at 41 CFR §60-250.5);

6.	“Equal Opportunity for Disabled Veterans, Recently Separated Veterans, Other Protected Veterans, and Armed Forces Service Medal Veterans” (at 41 CFR Sec. 60-300.5);

7.	“Equal Opportunity For Workers With Disabilities” (at 41 CFR §60-741.5);

8.	“Notice Of Employee Rights Concerning Payment Of Union Dues Or Fees” (at 29 CFR § 470.2);

9.	“Notification Of Employee Rights Concerning Payment Of Union Dues Or Fees” (at 48 CFR §52.222-39);

10.	“Prohibition of Segregated Facilities” (at 48 CFR §52.222-21);

11.	“Small Business Subcontracting Plan” (at 48 CFR §52.219-9);

12.	“Utilization Of Small Business Concerns” (at 48 CFR §52.219-8);

13.	"Whistleblower Protections Under the American Recovery and Reinvestment Act of 2009") (FAR 52.203-15;

14.	“American Recovery and Reinvestment Act - Reporting Requirements” (FAR 52.204-11);

15.	“GAO/IG Access” (FAR 52.212-5(d) (Alt. II), FAR 52.214-26(c) (Alt. I), FAR 52.215-2(d) (Alt. I));

16.	“Davis-Bacon Act” (FAR 52.222-6);

17.	“Buy American Act” (FAR 52.225-21, FAR 52.225-22, FAR 52.225-23, & FAR 52.225-24)

18.	“Whistleblower Protections” (Pub. L. No. 111-5, Section 1553);

19.	“Award term—Reporting and registration requirements under section 1512 of the Recovery Act” (2 CFR 176.50);

20.	“GAO/IG Access” (Pub. L. No. 111-5, Section 902, 1514 and 1515);

Proprietary and Confidential

This Amendment and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting Parties.

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21.	“Award term—Wage Rate Requirements under Section 1606 of the Recovery Act” (2 CFR 176.190); and

22.	Buy American Requirements (2 CFR 176.140, 2 CFR 176.150, 2 CFR 176.160, & 2 CFR 176.170).

c.	If an Order includes a statement that performance is intended for a government contract and incorporates additional government contracting provisions, Supplier shall also fulfill the obligations of a contractor or offeror under those additional provisions.

3.16	Indemnity

a.	Supplier shall indemnify, hold harmless, and defend AT&T, its Affiliates, and their agents and employees, in accordance with this Section, against any Loss arising from or in connection with, or resulting from, the Materials or Services furnished by Supplier or Supplier’s acts or omissions with respect to this Agreement. Supplier’s duty to indemnify, hold harmless, and defend against Loss does not extend to Loss to the extent caused by the negligence of AT&T and other persons indemnified under this Agreement, to the fullest extent that such indemnification is permitted by applicable law.

b.	“Loss” includes any liability, loss, claim, demand, suit, cause of action, settlement payment, cost and expense, interest, award, judgment, damages (including punitive damages), diminution in value, liens, fines, fees, penalties, and Litigation Expense. “Litigation Expense” means any court filing fee, court cost, arbitration fee, and each other fee and cost of investigating or defending an indemnified claim or asserting any claim for indemnification or defense under this Agreement, including Attorney’s Fees, other professionals’ fees, and disbursements. “Attorney’s Fees” include a charge for the service of in-house counsel at the market rate for independent counsel of similar experience.

c.	AT&T shall notify Supplier in writing, and with reasonable promptness, of any claim, demand, suit, cause of action or legal proceeding that may give rise to a claim against Supplier for defense. If AT&T fails to give notice, Supplier is still obligated to indemnify, hold harmless and defend AT&T, except to the extent Supplier is materially prejudiced by such failure to notify.

d.	At the request of AT&T, Supplier shall conduct AT&T’s defense (employing counsel acceptable to AT&T which shall not be unreasonably withheld), at Supplier’s expense, against any claim, demand, suit or cause of action within the scope of paragraph (a) above, whether or not litigation is actually commenced or the allegations are meritorious. At its own option, AT&T may employ separate counsel, including in-house counsel, to conduct AT&T’s defense against such a claim. AT&T and Supplier shall cooperate in the defense of any such claim. Supplier may control the defense and settlement of such a claim, but if the settlement of a claim may have an adverse effect on AT&T, then Supplier shall not settle such claim without the consent of AT&T, and AT&T shall not unreasonably withhold or delay its consent.

e.	AT&T has no duty to indemnify, hold harmless or defend Supplier against any Loss arising from or in connection with, resulting from, or relating to this Agreement or the performance of any Party to this Agreement.

Proprietary and Confidential

This Amendment and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting Parties.

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f.	Supplier shall bring no claim or action for indemnification, contribution, or subrogation against AT&T, its Affiliates, or their agents or employees, nor shall Supplier implead any of them in any action brought by another, based on injury to the person or death arising out or relating to Supplier’s performance under this Agreement. If, through any such action, Supplier ever acquires a lien on a judgment against AT&T, its Affiliates, or their agents or employees, then Supplier shall assign such lien to AT&T. Supplier waives any immunity from indemnification that Supplier may hold, by virtue of Supplier’s compliance with its workers’ compensation obligations in any jurisdiction, even if such immunity arises under the constitution or statutes of such jurisdiction (such as, for example, Section 35, Article II, of the Ohio Constitution and Sections 4123.74 and 4123.741 of the Ohio Revised Code).

3.17	Information

a.	In connection with this Agreement, including Supplier’s performance of its obligations hereunder and AT&T’s receipt of Material and Services, either Party may find it beneficial to disclose to the other Party (which may include permitting or enabling the other Party’s access to) certain of its Information. For the purpose of this clause, AT&T’s disclosure of Information to Supplier includes any Information that Supplier receives, observes, collects, handles, stores, or accesses, in any way, in connection with this Agreement. Likewise, Supplier’s disclosure of Information to AT&T includes any Information that AT&T receives, observes, collects, handles, stores, or accesses, in any way, in connection with this Agreement. Information of a disclosing Party shall be deemed to be confidential or proprietary only if it is clearly marked or otherwise identified by the disclosing Party as being confidential or proprietary, provided that if it is orally or visually disclosed (including Information conveyed to an answering machine, voice mail box or similar medium), the disclosing Party shall designate it as confidential or proprietary at the time of such disclosure. Not withstanding the foregoing, a disclosing Party shall not have any such obligation to so mark or identify, or to so designate, Information that the disclosing Party discloses to or is otherwise obtained by the other Party’s employees, contractors, or representatives (i) who are located on the disclosing Party’s premises; (ii) who access the disclosing Party’s systems; or (iii) who otherwise obtain AT&T and/or AT&T Customer Information in connection with this Agreement, any such Information so disclosed shall automatically be deemed to be confidential and proprietary. Additionally, the failure to mark or designate information as being confidential or proprietary will not waive the confidentiality where it is reasonably obvious, under the circumstances surrounding disclosure, that the Information is confidential or proprietary; any such Information so disclosed or obtained shall automatically be deemed to be confidential and proprietary. For greater certainty, Information provided by either Party to the other Party prior to the Effective Date of this Agreement in connection with the subject matter hereof, including any such Information provided under a separate non-disclosure agreement (howsoever denominated) is also subject to the terms of this Agreement. Neither Party shall disclose Information under this Agreement that includes, in any form, any of the following: customer or employee personal information, credit card and credit related information, financial information, and/or authentication credentials.

b.	With respect to the Information of the disclosing Party, the receiving Party shall:

1.	hold all such Information in confidence with the same degree of care with which it protects its own confidential or proprietary Information, but with no less than reasonably prudent care;

2.	restrict disclosure of such Information solely to its employees, contractors, and agents with a need to know such Information, advise such persons of their confidentiality obligations hereunder with respect thereto, and ensure that such persons are bound by obligations of confidentiality reasonably comparable to those imposed in this Agreement;

Proprietary and Confidential

This Amendment and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting Parties.

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3.	use such Information only as needed to perform its obligations (and, if AT&T is the receiving Party, to receive the benefits of the Material and Services provided) under this Agreement;

4.	except as necessary under clause (3), not copy, distribute, or otherwise use any such Information or allow anyone else to copy, distribute, or otherwise use such Information; and ensure that any and all copies bear the same notices or legends, if any, as the originals; and

5.	upon the disclosing Party’s request, promptly return, or destroy all or any requested portion of the Information, including tangible and electronic copies, notes, summaries, extracts, mail or other communications, and provide written certification within fifteen (15) business days to the disclosing Party that such Information has been returned or destroyed, provided that with respect to archival or back-up copies of Information that reside on the receiving Party’s systems, the receiving Party shall be deemed to have complied with its obligations under this clause (5) if it makes reasonable efforts to expunge from such systems, or to permanently render irretrievable, such copies or retains such archival back-up copies for legal purposes which shall be permissible until such applicable statutes of limitations have expired.

c.	Neither Party shall have any obligation to the other Party with respect to Information which:

1.	at the time of disclosure was already known to the receiving Party free of any obligation to keep it confidential (as evidenced by the receiving Party’s written records prepared prior to such disclosure);

2.	is or becomes publicly known through no wrongful act of the receiving Party (such obligations ceasing at the time such Information becomes publicly known);

3.	is lawfully received from a third party, free of any obligation to keep it confidential;

4.	is independently developed by the receiving Party or a third party, as evidenced by the receiving Party’s written records, and wherein such development occurred without any direct or indirect use of or access to the Information received from the disclosing Party, or

5.	the disclosing Party consents in writing to be free of restriction.

d.	If a receiving Party is required to provide Information of a disclosing Party to any court or government agency pursuant to a written court order, subpoena, regulatory requirement, or process of law, the receiving Party must, unless prohibited by applicable law, first provide the disclosing Party with prompt written notice of such requirement and reasonable cooperation to the disclosing Party should it seek reasonable protective arrangements for the production of such Information. The receiving Party will (i) take reasonable steps to limit any such provision of Information to the specific Information required by such court or agency, and (ii) continue to otherwise protect all Information disclosed in response to such order, subpoena, regulation, or process of law.

e.	A receiving Party’s obligations with respect to any particular Information of a disclosing Party shall remain in effect, including after the expiration, Termination or Cancellation of this Agreement, until such time as it qualifies under one of the exceptions set forth in clause (3) above.

Proprietary and Confidential

This Amendment and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting Parties.

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3.18	Infringement

a.	Definitions. For purposes of this section:

i.	“Indemnified Parties” shall mean AT&T and its Affiliates, as well as their agents, distributors and customers, individually or collectively, as the case may be.

ii.	“Loss” shall mean any liability, loss, claim, demand, suit, cause of action, settlement payment, cost and expense, interest, award, judgment, damages (including punitive damages and increased damages for willful infringement), diminution in value, liens, fines, fees, penalties, and Litigation Expense. “Litigation Expense” means any court filing fee, court cost, arbitration fee, and each other fee and cost of investigating or defending an indemnified claim or asserting any claim for indemnification or defense under this Agreement, including Attorney’s Fees, other professionals’ fees, and disbursements. “Attorney’s Fees” include a charge for the expenses and time of in-house counsel at the market rate for attorneys in private practice who have similar experience.

iii.	For avoidance of doubt, the term “Materials and Services” shall include any portion or functionality of any Material(s) or Service(s).

b.	Obligations.

i.	Supplier shall indemnify, hold harmless, and defend the Indemnified Parties against any Loss resulting from, arising out of or relating to any allegation, threat, demand, claim or lawsuit (“Claim”) of:

1.	infringement of any patent, copyright, trade mark, service mark, trade secret, or other intellectual property right (including, for avoidance of doubt, direct, contributory and active inducement infringement) in connection with the Materials or Services, including, for example, any Claim of infringement based on:

a.	making, repair, receipt, use, importing, sale or disposal (and offers to do any of the foregoing) of Materials and Services, or

b.	use of Materials and Services in combination with products, systems, services, processes or methods not furnished by Supplier, including, for example, use in the form of the making or using of an apparatus or system, or the making or practicing of a process or method (a “Combination Claim”).

2.	misappropriation of any trade secret, proprietary or non-public information in connection with the Materials and Services;

(any such Loss referenced in sections 1 or 2 of this paragraph b.i, a “Covered Loss” regardless of whether such Claim is meritorious).

ii.	In the event (and only in the event) that Supplier’s obligations under paragraph b.i result from, arise out of, or relate to a Combination Claim, the following provisions shall apply:

1.	Supplier shall be liable to pay only its Proportionate Share of the Covered Loss associated with such Combination Claim. The “Proportionate Share” payable by Supplier shall be a portion of the Covered Loss determined on a fair and equitable basis to be attributable to Supplier based on the materiality of the applicable Materials and Services to the Combination Claim.

2.	Supplier shall be liable to the Indemnified Parties (or to a third party claimant directly, if applicable) for its duly determined Proportionate Share of the Covered Loss with respect to a particular Combination Claim, regardless of whether any other interested party compensates the Indemnified Parties as part of an indemnification obligation, if any, relating to the Combination Claim.

Proprietary and Confidential

This Amendment and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting Parties.

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3.	Supplier shall make payments in satisfaction of its Proportionate Share obligation (“Proportionate Share Payments”) whenever those Proportionate Share Payments become due (for example, Supplier shall make Proportionate Share Payments for indemnified defense costs when payment is due to be paid to outside counsel; and Supplier will make Proportionate Share Payments for court awards (such as damages) when payment is required by the court; and Supplier will make Proportionate Share Payments for settlement when payment is due to be paid according to the terms of a settlement agreement). Supplier shall be liable to the Indemnified Parties for any monies owed (such as a Proportionate Share) by any of Supplier’s affiliates should such affiliates fail to pay in accordance with its indemnification obligation to the Indemnified Parties.

4.	The Indemnified Parties shall select a single lead counsel to defend such Combination Claim and Supplier agrees to share authority and control over the defense of any such Combination Claim with the Indemnified Parties and other interested parties.

iii.	In the event (and only in the event) that Supplier’s obligations under paragraph b.i result from, arise out of, or relate to other than a Combination Claim, and the Claim against the Indemnified Parties concerns products or services (including the Materials or Services) provided by more than one Supplier, the following provisions shall apply:

1.	Supplier agrees that it will cooperate reasonably with the Indemnified Parties and other Suppliers who have provided products or services to the Indemnified Parties, each of which products or services is also subject to the Claim (“Other Suppliers”) in order to defend the Indemnified Parties in a coordinated effort.

2.	AT&T shall select a single lead counsel to defend such Claim and Supplier agrees to share authority and control over the defense of any such Claim with the Indemnified Parties and Other Suppliers.

3.	Supplier shall be liable to pay only its Associated Share of the Loss which is equal to the Loss multiplied by a fraction equal to the net amount paid by the Indemnified Parties to Supplier for the applicable Material and Services divided by the total aggregate net amount paid by the Indemnified Parties to all Suppliers for products or services that are involved in the Claim.

4.	Supplier shall make payments in satisfaction of its Associated Share obligation (“Associated Share Payments”) whenever those Associated Share Payments become due (for example, Supplier shall make Associated Share Payments for indemnified defense costs when payment is due to be paid to outside counsel; and Supplier will make Associated Share Payments for court awards (such as damages) when payment is required by the court; and Supplier will make Associated Share Payments for settlement when payment is due to be paid according to the terms of a settlement agreement). Supplier shall be liable to the Indemnified Parties for any monies owed (such as an Associated Share) by any of Supplier’s affiliates should such affiliates fail to pay in accordance with its indemnification obligation to the Indemnified Parties.

Proprietary and Confidential

This Amendment and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting Parties.

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c.	Continued Use of Materials and Services Subject to Non-Combination Claims.

i.	If, as a result of a third party claim other than an Combination Claim, (i) Indemnified Parties’ rights under this Agreement are restricted or diminished; or (ii) an injunction is sought or is likely (in Supplier’s judgment) to be issued against the Indemnified Parties’ use of Materials and Services, or (iii) Material or Services are likely (in Supplier’s judgment) to become the subject of a claim of infringement, then, in addition to its other obligations set forth in this Section, Supplier, in any case at its sole expense and at no loss, cost or damage to the Indemnified Parties or their customers, shall obtain for the Indemnified Parties the right to continue using or conducting other activities with respect to (as the case may be) the Materials or Services; provided that if Supplier is unable to obtain such right, Supplier shall, after consulting with and obtaining the written approval of the Indemnified Parties, provide modified or replacement non-infringing Materials or Services that are equally suitable and functionally equivalent while retaining the quality of the original Materials or Services.

ii.	Notwithstanding any other provision of this Agreement to the contrary, should an injunction be issued against any person (whether or not stayed or currently in effect), based on a claim other than a Combination Claim, affecting Indemnified Parties’ ability to use or conduct other activities with respect to the Materials and Services, and not modifiable or replaceable by Supplier, then the Indemnified Parties may seek the right to continue to use, or conduct other activities with respect to, the Materials and Services, and Supplier shall reimburse the Indemnified Parties for the costs (including reasonable attorney’s fees) associated with obtaining such right; provided however that Supplier shall be responsible for costs associated with use or activities with respect to the Materials and Services only and not any other products or services used by the Indemnified Parties.

d.	Elimination of Charges. AT&T has no obligation to pay Supplier any charges under this Agreement for the purchase, use, or maintenance of Materials or Services after such time as the Indemnified Parties cease to use them, by reason of actual or claimed infringement.

e.	Procedures Relating to Indemnification. The Parties shall follow the procedures respecting indemnification provided in the Section entitled “Indemnity”. In the event of any conflict between this Section 3.18 and the Section 3.16 entitled “Indemnity”, the provisions of this Section 3.18 shall prevail.

f.	Forbidden Settlements. In no event shall Supplier settle any Combination Claim or other Claim in whole or in part in a manner that would amount to Supplier paying less than its determined Proportionate Share or Associated Share, or that would otherwise negatively impact AT&T in a material way (relative to a similar settlement by any other participating parties).

3.19	Insurance

a.	With respect to Supplier’s performance under this Agreement, and in addition to Supplier’s obligation to indemnify, Supplier shall at its sole cost and expense:

i.	maintain the insurance coverages and limits required by this Section and any additional insurance and/or bonds required by law:

1.	at all times during the term of this Agreement and until completion of all Work associated with this Agreement, whichever is later; and

2.	with respect to any coverage maintained in a “claims-made” policy, for two (2) years following the term of this Agreement or completion of all Work associated with this Agreement, whichever is later. If a “claims-made” policy is maintained, the retroactive date must precede the commencement of Work under this Agreement;

Proprietary and Confidential

This Amendment and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting Parties.

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ii.	require each subcontractor who may perform Work under this Agreement or enter upon the Work site to maintain coverages, requirements, and limits at least as broad as those listed in this Section from the time when the subcontractor begins Work, throughout the term of the subcontractor’s Work and, with respect to any coverage maintained on a “claims-made” policy, for two (2) years thereafter;

iii.	procure the required insurance from an insurance company eligible to do business in the state or states where Work will be performed and having and maintaining a Financial Strength Rating of “A-” or better and a Financial Size Category of “VII” or better, as rated in the A.M. Best Key Rating Guide for Property and Casualty Insurance Companies, except that, in the case of Workers’ Compensation insurance, Supplier may procure insurance from the state fund of the state where Work is to be performed; and

iv.	deliver to AT&T certificates of insurance stating the types of insurance and policy limits. Supplier shall provide or will endeavor to have the issuing insurance company provide at least thirty (30) days advance written notice of cancellation, non-renewal, or reduction in coverage, terms, or limits to AT&T. Supplier shall deliver such certificates:

1.	prior to execution of this Agreement and prior to commencement of any Work;

2.	prior to expiration of any insurance policy required in this Section; and

3.	for any coverage maintained on a “claims-made” policy, for two (2) years following the term of this Agreement or completion of all Work associated with this Agreement, whichever is later.

b.	The Parties agree that:

i.	the failure of AT&T to demand such certificate of insurance or failure of AT&T to identify a deficiency will not be construed as a waiver of Supplier’s obligation to maintain the insurance required under this Agreement;

ii.	the insurance required under this Agreement does not represent that coverage and limits will necessarily be adequate to protect Supplier, nor be deemed as a limitation on Supplier’s liability to AT&T in this Agreement;

iii.	Supplier may meet the required insurance coverages and limits with any combination of primary and Umbrella/Excess liability insurance; and

iv.	Supplier is responsible for any deductible or self-insured retention.

c.	The insurance coverage required by this Section includes:

i.	Workers’ Compensation insurance with benefits afforded under the laws of any state in which the Work is to be performed and Employers Liability insurance with limits of at least:

$500,000 for Bodily Injury – each accident

$500,000 for Bodily Injury by disease – policy limits

$500,000 for Bodily Injury by disease – each employee

To the fullest extent allowable by Law, the policy must include a waiver of subrogation in favor of AT&T, its Affiliates, and their directors, officers and employees.

In states where Workers’ Compensation insurance is a monopolistic state-run system, Supplier shall add Stop Gap Employers Liability with limits not less than

$500,000 each accident or disease.

Proprietary and Confidential

This Amendment and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting Parties.

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ii.	Commercial General Liability insurance written on Insurance Services Office (ISO) Form CG 00 01 12 04 or a substitute form providing equivalent coverage, covering liability arising from premises, operations, personal injury, products/completed operations, and liability assumed under an insured contract (including the tort liability of another assumed in a business contract) with limits of at least:

$2,000,000 General Aggregate limit

$1,000,000 each occurrence limit for all bodily injury or property damage incurred in any one (1) occurrence

$1,000,000 each occurrence limit for Personal Injury and Advertising Injury

$2,000,000 Products/Completed Operations Aggregate limit

$1,000,000 each occurrence limit for Products/Completed Operations

$1,000,000 Damage to Premises Rented to You (Fire Legal Liability)

The Commercial General Liability insurance policy must:

1.	include AT&T, its Affiliates, and their directors, officers, and employees as Additional Insureds. Supplier shall provide a copy of the Additional Insured endorsement to AT&T. The Additional Insured endorsement may either be specific to AT&T or may be “blanket” or “automatic” addressing any person or entity as required by contract. A copy of the Additional Insured endorsement must be provided within sixty (60) days of execution of this Agreement and within sixty (60) days of each Commercial General Liability policy renewal;

2.	include a waiver of subrogation in favor of AT&T, its Affiliates, and their directors, officers and employees; and

3.	be primary and non-contributory with respect to any insurance or self-insurance that is maintained by AT&T.

iii.	Business Automobile Liability insurance with limits of at least $1,000,000 each accident for bodily injury and property damage, extending to all hired and non-owned vehicles.

iv.	Umbrella/Excess Liability insurance with limits of at least $1,000,000 each occurrence with terms and conditions at least as broad as the underlying Commercial General Liability, Business Auto Liability, and Employers Liability policies. Umbrella/Excess Liability limits will be primary and non-contributory with respect to any insurance or self-insurance that is maintained by AT&T.

3.20	Invoicing and Payment

a.	Supplier shall render a correct invoice in duplicate or electronically as directed by AT&T promptly after completing Delivery of all Work required by the Order (unless the Order or an attached Appendix specifies that Supplier may submit invoices for progress payments prior to Acceptance, as provided below). The invoice must specify in detail, if applicable, (i) quantities of each ordered item, (ii) unit prices of each ordered item, (iii) whether the item is taxable and the amount of tax per item, (iv) item and commodity codes, (v) total amounts for each item, (vi) total amount of applicable sales or use taxes, (vii) discounts, (viii) shipping charges, if any, (ix) total amount due, (x) Software right-to-use fees designated as either “initial operating system license” or “other”, (xi) Agreement number, (xii) remit to address, (xiii) Order number and line item sequence, (xiv) description of Material/Service, and (xv) special service charges, if any. Except as provided in the provision for progress payments, AT&T shall pay Supplier no later than forty-five (45) after the later of Acceptance (as determined under the Section entitled “Delivery, Performance and Acceptance”) and AT&T’s receipt of Supplier’s invoice provided in accordance with this Section; provided that if any payment is due on a Saturday, Sunday or State or Federal holiday, then AT&T may pay Supplier on the following business day. If AT&T disputes any invoice rendered or amount paid, AT&T shall so notify Supplier. The Parties shall work in good faith to resolve invoicing and payment disputes expeditiously, and AT&T is not obligated to make any payment against a disputed or incorrect invoice until the dispute is resolved or the error corrected. Invoices received by AT&T more than one (1) year after the Delivery of Work are untimely and AT&T has no obligation to pay such invoices.

Proprietary and Confidential

This Amendment and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting Parties.

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b.	Invoices for or including freight charges must be accompanied by legible copies of prepaid freight bills, express receipts or bills of lading supporting the invoice amounts. Such invoices must include (i) the carrier’s name, (ii) date of shipment, (iii) number of pieces, (iv) weight, and (v) freight classification.

c.	AT&T may deduct any setoff or recoupment claims that it or its Affiliates may have against Supplier from amounts due or to become due to Supplier, whether under this Agreement or otherwise. Supplier shall pay any amount due to AT&T or its Affiliates that is not applied against the invoiced amounts within thirty (30) days after written demand by AT&T.

d.	If an Order or an Appendix specifies that Supplier may submit invoices for progress payments prior to Acceptance, Supplier is permitted to submit invoices at the end of each month and AT&T shall make progress payments to Supplier forty five (45) after receipt of such invoices. Such progress payments are not to exceed ninety percent (90%) of the price of satisfactorily completed Work at the time of billing, as determined by AT&T. Supplier shall earmark and apply such progress payments to expenses incurred for services or material used in performance of the Order for AT&T.

3.21	Licenses and Patents

Except as specifically stated in an Order, neither Party grants the other Party any license, whether express or implied, under any patent, copyright, trademark, or other intellectual property, in this Agreement.

3.22	Limitation of Damages

In no event is AT&T liable to Supplier for any consequential or incidental damages, however caused, based on any theory of liability.

3.23	Most Favored Customer

Supplier represents and warrants that all prices, benefits, warranties and other terms and conditions in this Agreement are and, during the term of this Agreement, will continue to be no less favorable to AT&T than those currently being offered or that will be offered by Supplier to any of its similarly situated customers for the same Materials and Services. Supplier shall review and have an officer of its company certify its compliance with this Section to AT&T annually upon request. This certification shall be sent to AT&T’s addressee listed under the Section, Notices.

3.24	Non-Exclusive Market

This Agreement does not grant Supplier any right or privilege to provide to AT&T any Material and Services of the type described in or purchased under this Agreement. Except for obligations arising under an Order, this Agreement does not obligate AT&T to purchase or license any such Material or Services. AT&T may contract with other manufacturers and vendors for the procurement or trial of Material and Services comparable to those described in or purchased under this Agreement, and AT&T may itself perform such Services.

Proprietary and Confidential

This Amendment and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting Parties.

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3.25	Notices

a.	Each Party giving or making any notice, consent, request, demand, or other communication (each, a “Notice”) pursuant to this Agreement must give the Notice in writing and use one of the following methods, each of which for purposes of this Agreement is a writing: in person; first class mail with postage prepaid; Express Mail, Registered Mail, or Certified Mail (in each case, return receipt requested and postage prepaid); internationally recognized overnight courier (with all fees prepaid); facsimile; or email. If Notice is given by e-mail, it must be confirmed by a copy sent by any one of the other methods. Each Party giving Notice shall address the Notice to the appropriate person (the “Addressee”) at the receiving Party at the address listed below:

SITO Mobile Solutions, Inc.

SITO Mobile Solutions, Inc.

100 Town Square Place,

Suite 204

Jersey City, NJ 07310

Attn: Kurt Streams, CFO

Email Address: Kurt.Streams@sitomobile.com

Business Number: 201.320.7501

AT&T

AT&T Services, Inc.

4119 Broadway

Room 650A16

San Antonio, TX 78209

Attn: Notices Administrator

Email Address: g06586@att.com

And

Lorraine Szczepanek

AT&T Services, Inc.

2000 W. AT&T Center Drive

3A49E

Hoffman Estates, IL 60192

Email address: ls1985@att.com

b.	A Notice is effective only if the Party giving notice has complied with the foregoing requirements of this Section and the Addressee has received the notice. A Notice is deemed to have been received as follows:

1.	If a Notice is delivered by first class mail, five (5) days after deposit in the mail;

2.	If a Notice is furnished in person, or sent by Express Mail, Registered Mail, or Certified Mail, or internationally recognized overnight courier, upon receipt as indicated by the date on the signed receipt;

3.	If a Notice is sent by facsimile, upon receipt, by the Party giving or making the Notice, of an acknowledgment or transmission report generated by the machine from which the facsimile was sent, indicating that the facsimile was sent in its entirety to the Addressee’s facsimile number; and

Proprietary and Confidential

This Amendment and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting Parties.

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4.	If a Notice is sent by e-mail, upon successful transmission to the receiving machine, if such Notice is sent in time to allow it to be accessible by the Addressee before the time allowed for giving such notice expires, and a confirmation copy is sent by one of the other methods.

c.	The addresses and facsimile and telephone numbers to which notices or communications may be given to the Addressees of either Party may be changed by written notice given by such Party to the other pursuant to this Section.

3.26	Order of Precedence

The terms of this Agreement govern all Orders for Materials and Services that AT&T may place with Supplier while this Agreement remains in effect. The Parties may not vary or supplement the terms of this Agreement, in connection with any Order, except in writing by Special Terms and Conditions that both Parties have agreed upon contained in an Order. When Special Terms and Conditions are included in an Order and agreed upon, such take precedence over any inconsistent term of this Agreement, but only with reference to the transaction governed by that Order, and Special Terms and Conditions in an Order have no other force or effect. This Agreement supersedes all other pre-printed or standardized provisions that may otherwise appear in any other paper or electronic record of either Party (such as standards terms on order forms, advance shipping notices, invoices, time sheets, packages, shrink wrap terms, and click wrap terms).

3.27	Orders

AT&T may order Material and Services by submitting Orders in connection with this Agreement that are substantially in the form of Appendix J or other written form approved by the Parties, specifying the following information:

1.	A description of the Services and Material, including any numerical/alphabetical identification referenced in the applicable price list;

2.	The Delivery Date;

3.	The applicable price(s);

4.	The location at which the Material is to be Delivered, or the site where Services will be rendered;

5.	The location to which invoices are to be sent for payment;

6.	AT&T's Order number; and

7.	The name of the Affiliate ordering Materials and Services.

3.28	Price

a.	Supplier shall furnish Material and Services at the prices set forth in Appendix B or an Order. The prices for all Material and Services are subject to increases or decrease by a writing signed by both Parties, but, if Supplier at any time makes a general price decrease, Supplier shall promptly notify AT&T in writing and extend such decrease to AT&T effective on the date of such general price decrease.

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting Parties.

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b.	Supplier shall strive to proactively reduce its costs and corresponding prices for Material and Services as charged to AT&T through the use of improved processes, supply chain economies and other cost reduction methods.

3.29	Publicity

Supplier shall not use AT&T’s or its Affiliates’ names, trademarks, service marks, designs, logos or symbols (“AT&T Marks”). In addition, Supplier shall not use any language or pictures which could in AT&T’s judgment imply AT&T’s or its Affiliates’ identities, or endorsement by AT&T, its Affiliates or any of its or their employees, in any (i) written, electronic, or oral advertising or presentation, or sales meeting, or (ii) brochure, newsletter, book, electronic database, testimonial quotation, thank you letter, reference letter or other communication of whatever nature, unless expressly approved by AT&T. AT&T shall be provided notice of any public disclosure required by law or government regulation and shall have opportunity to seek confidential treatment with Supplier.

3.30	Quality Assurance

a.	In addition to its obligations under the Section entitled “Warranty,” Supplier represents and warrants that Supplier’s applicable processes utilized to produce Material and provide Services under this Agreement are currently registered to TL 9000 and are adequate to Deliver consistent with Specifications and this Agreement.

b.	The Parties agree that each reference to TL 9000 means the most current version of TL 9000 available.

For information purposes only, excellent Quality Management System guidance can be found in TL 9000 and ISO 9001:2000. Copies of ISO 9001:2000 may be ordered through the American Society for Quality at 800.248.1946. Copies of TL 9000 Handbooks may be ordered through the QuEST Forum web site at www.questforum.org. Select the ‘Resources’ link from the QuEST forum home page, which will direct you to the TL 9000 Handbooks purchase page.

c.	Supplier shall:

1.	determine which of Supplier’s subcontractors and vendors should be registered to TL 9000. Supplier and these parties will be referred to as “Quality Parties”;

2.	ensure that each of the Quality Parties timely registers to TL 9000;

3.	determine that the process controls relevant to the Material and Services of each of the Quality Parties is registered to TL 9000; and

4.	ensure that all Material and Services are subjected to the above-mentioned process controls, including performance measurements, testing, quality process reviews, and inspections (collectively these processes of Supplier and Quality Parties are referred to as “Quality Processes”).

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting Parties.

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d.	In addition to any other obligations in this Section, if Supplier or any of the Quality Parties is not registered to TL 9000 as of the Effective Date, then within thirty (30) days after the Effective Date and at no additional charge to AT&T, Supplier shall:

1.	provide to AT&T a quality plan for achieving the TL 9000 registration within one hundred and eighty (180) days for the Quality Parties who are not so registered. Elements to be detailed in the quality plan include (at minimum):

i.	a schedule for achieving the TL 9000 registration for each of the Quality Processes;

ii.	the actions that will achieve the TL 9000 registration for each of the Quality Parties;

iii.	the identities of Quality Parties and any registrations held; and

iv.	the designation of the quality representatives and the senior executives who will have quality responsibility.

e.	At AT&T’s request Supplier shall provide AT&T evidence of registration of each of the Quality Parties.

f.	Once registered, Supplier shall maintain registration throughout the term of this Agreement, and Supplier shall ensure that, once registered, each of the Quality Parties maintains registration throughout the term of this Agreement.

g.	At AT&T’s request, Supplier shall submit third party results, management goals and objectives to AT&T upon completion of any third party review.

h.	If Supplier or AT&T, at any time during the term of this Agreement, determines that any of the Quality Processes is insufficient to meet the obligations herein, then at no additional charge to AT&T, Supplier shall provide to AT&T a quality plan to remedy such insufficient Quality Processes, which shall include the following information, in detail:

1.	a schedule for achieving compliance; and

2.	the actions that will remedy and achieve compliance.

i.	Should remedy efforts described above fail to address insufficiencies of any Quality Processes within thirty (30) days of Supplier’s remedy efforts as described above or AT&T’s notification to Supplier that remedy efforts are insufficient, whichever is earlier, or within a time period as mutually agreed, Supplier shall engage a third party consultant to perform quality control or quality assurance activities. Supplier shall provide AT&T or AT&T’s agent with notice of such engagement, including the name of the third party consultant, and shall provide AT&T or AT&T’s agent with cooperative assistance to such consultant.

j.	Supplier shall ensure that each of the Quality Parties conforms, cooperates and complies with the requirements herein.

k.	Supplier shall participate in the Supplier Performance Program (hereinafter “Program”) described below.

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting Parties.

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l.	Supplier shall:

1.	collect and periodically report to AT&T (as mutually agreed) the data relating to Supplier’s performance. Supplier shall enter the data in AT&T’s supplier website in a format designated by AT&T;

2.	conduct self-evaluations of Supplier’s performance based on the analysis of the data reported; and

3.	cooperate fully with AT&T’s supplier performance management team to coordinate Supplier’s activities as related to the Program, which includes but is not limited to participation in planning meetings, audits, feedback sessions and issue resolution.

m.	To assist Supplier with obligations in this section, AT&T shall:

1.	assist in defining the data requirements that Supplier will report and evaluate;

2.	provide Supplier with access to AT&T’s supplier website for the purposes of entering Supplier’s data; and

3.	assist Supplier in resolving any internal AT&T issues that may impact Supplier’s performance.

n.	Nothing contained in this Section 3.30, “Quality Assurance,” will diminish Supplier’s obligation to deliver Material and perform Services in conformance to Supplier’s obligations in this Agreement.

3.31	Records and Audits

a.	Supplier shall maintain complete and accurate records, in order for AT&T to verify via AT&T Audits:

1.	the accuracy and integrity of its invoices and AT&T’s payment obligations hereunder;

2.	that the Work charged for was actually performed;

3.	that the Services have been and are being provided in accordance with this Agreement;

4.	the integrity of the systems that process, store, support, maintain, and transmit AT&T data;

5.	the performance of its Subcontractors and agents with respect to any portion of the Services; and

6.	that Supplier and its Subcontractors and agents are meeting applicable regulatory and legal requirements. For purposes of this Section, “Subcontractors” shall include Subcontractors regardless of their tier.

b.	Supplier shall provide and shall require that its Subcontractors and agents provide to AT&T, its auditors (including internal audit staff and external auditors), and governmental authorities, access at all reasonable times and with reasonable notice to:

1.	any facility at which the Services or any portion thereof are being performed;

2.	systems and assets used to provide the Services or any portion thereof;

3.	Supplier employees and Subcontractor and agent employees providing the Services or any portion thereof;

4.	all Supplier and Subcontractor records pertaining to the Services; and

5.	such financial records relating to the invoices and payment obligations and supporting documentation pertaining to the Services as may be reasonably requested by AT&T and its auditors to enable them to audit the performance of the Services and other matters relevant to this Agreement (collectively, "AT&T Audits"). Any external auditors utilized by AT&T for AT&T Audits shall be nationally recognized auditing firms under confidentiality obligations consistent with those stated in this Agreement.

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting Parties.

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The scope of AT&T Audits shall also include:

1.	practices and procedures used in performing the Services;

2.	systems, communications and information technology used in performing the Services;

3.	general controls and security practices and procedures;

4.	supporting information and calculations regarding invoices and compliance with service requirements;

5.	quality initiatives and quality assurance; and

6.	compliance with the terms of this Agreement.

c.	Permit AT&T and its authorized representatives (with confidentiality agreements in place with AT&T) to inspect and audit Supplier’s records related to the Material and Services, with ten (10) days notice. Should AT&T request an audit, Supplier shall make available upon reasonable advance notice any pertinent records and files to AT&T and its authorized representative during normal business hours at no additional charge within no more than five (5) business days.

d.	AT&T Audits may be conducted once a year (or more frequently if requested by governmental authorities who regulate AT&T's business, if required by applicable law or if auditors require follow-up access to complete audit inquiries or if an audit uncovers any problems or deficiencies), upon at least ten (10) business days advance notice (unless otherwise mandated by law). Supplier will cooperate, and will ensure that its Subcontractors and agents cooperate, in the AT&T Audits, will make the information reasonably required to conduct the AT&T Audits available on a timely basis.

e.	If, as a result of an AT&T Audit, AT&T determines that Supplier overcharged AT&T, then AT&T will notify Supplier of the amount of such overcharge and Supplier will promptly pay to AT&T the amount of any undisputed overcharge along with interest from the date of the overcharge. If Supplier disputes the findings of the AT&T Audit, Supplier shall provide AT&T with written notice of such dispute within five (5) business days of receipt of the AT&T Audit. The Parties agree to negotiate in good faith to resolve any such dispute. If any such AT&T Audit reveals an undisputed overcharge to AT&T during any 12-month period exceeding five percent (5%) of all charges in the aggregate paid by AT&T hereunder during such period, then Supplier will reimburse AT&T for the cost of such AT&T Audit. If, as a result of an AT&T Audit and following the dispute resolution process set forth above, AT&T determines that Supplier has not performed or has unsatisfactorily performed any obligation under this Agreement, then Supplier will promptly remedy the non-performance or unsatisfactory performance.

f.	Supplier will maintain and retain the records set forth in Subsection (a) during the term of the Agreement and for three (3) years thereafter (unless a discovery or legal hold request is made with respect to such records, in which case Supplier shall retain such records until AT&T notifies Supplier that such discovery or legal hold request has expired). Supplier will provide AT&T, at AT&T's request, with copies of documents and information (in the format in which they are maintained by Supplier) reasonably necessary to verify Supplier's compliance with this Agreement. Upon notification by AT&T of a discovery or legal hold request, Supplier shall fully cooperate with such request and immediately preserve any Supplier records covered by such request and promptly provide such Supplier records requested by AT&T related to the inquiry.

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting Parties.

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g.	Except as provided in Subsection (d), all reasonable out-of-pocket costs and expenses incurred by AT&T in connection with an AT&T Audit shall be paid by AT&T. Supplier shall be solely responsible for all costs and expenses incurred by Supplier in connection with its obligations under this Section.

h.	Supplier shall contractually require all Subcontractors and agents who perform any part of the Services to comply with the applicable provisions of this Section.

3.32	Severability

If any provision of this Agreement or any Order is determined to be invalid, illegal, or unenforceable, the Parties agree the remaining provisions of this Agreement or such Order shall remain in full force if both the economic and legal substance of the transactions contemplated by this Agreement or such Order are not affected in any manner that is materially adverse to either Party by severing the provision determined to be invalid, illegal, or unenforceable.

3.33	Survival of Obligations

Obligations and rights under this Agreement or an Order, which by their nature would reasonably continue beyond the Termination, Cancellation or expiration of this Agreement or an Order (including those in the Sections entitled “Compliance with Laws,” “Information, ” “Indemnity,” “Infringement,” “Insurance,” “Publicity,” and “Warranty”) will survive the Termination, Cancellation or expiration of this Agreement or such Order.

3.34	Third Party Administrative Services

Supplier acknowledges that a third party administrator will perform certain administrative functions for AT&T in relation to this Agreement. Such administrative functions may include:

a.	Collecting and verifying certificates of insurance;

b.	Providing financial analysis;

c.	Verifying certifications under the Section entitled “Utilization of Minority, Women, and Disabled Veteran Owned Business Enterprises”; and

d.	Collecting and verifying Supplier profile information.

Supplier shall cooperate with such third party administrator in its performance of such administrative functions and shall provide such data as from time to time the third party administrator may request. Further, notwithstanding any other provision of this Agreement, Supplier agrees that AT&T may provide confidential Information regarding Supplier to such third party administrator. Supplier agrees to pay the third party administrator an annual fee for the performance of these administrative functions, which annual fee shall not exceed three hundred dollars ($300.00) and a one time set up fee of thirty dollars ($30.00). Any third party administrator shall have confidentiality agreements no less protective than the terms of this Agreement.

3.35	Transaction Costs

Except as expressly provided in this Agreement or an Order, each Party shall bear its own fees and expenses (including the fees and expenses of its agents, representatives, attorneys, and accountants) incurred in connection with the negotiation, drafting, execution, and performance of this Agreement and the transactions it contemplates.

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting Parties.

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3.36	Utilization of, Minority, Women, and Disabled Veteran Owned Business Enterprises

a.	Supplier shall submit annual participation plans in the form set forth at http://www.attsuppliers.com no later than the Effective Date and by December 31 of each calendar year thereafter, establishing Supplier’s goals for the upcoming reporting period for participation by minority owned business enterprises (“MBE”), women owned business enterprises (“WBE”) and disabled veteran business enterprises (“DVBE”), with “participation” expressed as a percentage of aggregate estimated annual purchases by AT&T for the reporting period.

b.	By the tenth day following the close of each calendar month, Supplier shall, in a format and manner acceptable to AT&T, report actual results of its efforts to meet the goals set forth in the applicable participation plan during the preceding calendar month. When reporting results, Supplier shall count only expenditures with entities that are certified as MBE, WBE, or DVBE firms by third party certifying agencies recognized by AT&T, as listed on http://www.attsuppliers.com

3.37	Warranty

a.	Supplier warrants (i) that Material furnished hereunder will be new; merchantable; free from defects in design, material and workmanship; fit and sufficient for the purposes intended by AT&T; free from all security interests, liens and encumbrances; (ii) that Supplier conveys good title to Material sold, and that transfer of title to AT&T is rightful title, and (iii) that Material furnished hereunder shall strictly conform to and perform in accordance with applicable Specifications, drawings, models and samples. In addition, if Material comes subject to one or more warranties provided by third party manufacturers or vendors to Supplier (“OEM warranties”), Supplier hereby assigns, and does assign such OEM warranties to AT&T to the full extent allowed by such OEM warranties.

b.	Supplier warrants that Services provided hereunder will be performed in a professional manner, in strict compliance with the Specifications, and with the care, skill and diligence, and in accordance with the applicable standards, currently recognized in Supplier’s profession or industry.

c.	Supplier warrants that neither the Material nor the Services provided by the Supplier will infringe any patent, copyright, trademark, trade secret or other intellectual property right. The foregoing warranties are in addition to all other warranties, express, implied, or statutory. Moreover, as of the Effective Date, no third party claim has been alleged against Supplier that the Material or Services provided hereunder infringes upon such third party’s intellectual property rights.

d.	Supplier warrants that Supplier has all necessary skills, rights, financial resources, and authority to enter into this Agreement and related Orders, including the authority to provide or license the Material or Services if Supplier does not solely own all intellectual property rights in such Material or Services.

e.	Supplier warrants that no open source, freeware, shareware or similar software is included in any Material.

f.	If the Parties have identified a System on which Software will operate, Supplier warrants that Software will perform on and be compatible with such System and operate satisfactorily in the System environment specified in the applicable Order. “System” means the Hardware, operating system and application Software, interfaces, and databases that interact with such Software.

g.	Supplier warrants that all Material provided to AT&T hereunder shall be tested prior to Delivery to ensure that all Material is in strict compliance with the Specifications, and that Material will not contain Harmful Code or Vulnerabilities at any time. Testing will include complete regression and interaction testing and load, unit and integration testing when applicable.

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting Parties.

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h.	All warranties will survive inspection, Acceptance, payment and use. The warranty period for Material and Services shall be the longer of the warranty period stated in the Order, the Specifications, the applicable OEM’s warranty, or one (1) year. The warranty period in all cases shall commence upon Acceptance by AT&T.

i.	If at any time during the warranty period for Material or Services AT&T believes there is a breach of any warranty, AT&T will notify Supplier setting forth the nature of such claimed breach. At AT&T’s option, Supplier shall either (i) repair or replace the Material or reperform the Services so as to correct the breach of warranty at no cost to AT&T, (ii) accept the return of the Material and provide AT&T with a full refund for the defective Materials or Services; or (iii) credit AT&T with a mutually agreeable reduction in the Price of the defective Materials and Services. Supplier shall bear all transportation costs provided by Supplier and risk of loss and damage in transit with respect to all Materials returned for repair, replacement, or refund, and with respect to all repaired or replacement Materials provided to AT&T, and all repaired and replacement Materials are warranted as provided in this Section. If AT&T elects to have Supplier repair or replace the Material or reperform the Services so as to correct the breach of warranty, and Supplier fails to do so, then, in addition to its other remedies under the law, this Agreement or an Order, AT&T may itself repair the Material or correct the Services, or engage a third party to do so, in either case at Supplier’s reasonable expense.

3.38	Work Done By Others

If any part of Supplier’s work is dependent upon work performed by others or subcontracted consistent with the terms herein, Supplier shall inspect and promptly report to AT&T any defect that renders such other work unsuitable for Supplier’s proper performance. Supplier’s silence shall constitute approval of such other work as fit, proper and suitable for Supplier’s performance of its work. Any use of, including any changes to the use of, a Subcontractor must be approved by AT&T in writing before commencement of the work. Supplier shall provide to AT&T, upon request, information about the Subcontractor including the identity, location, and a complete description of the activities to be performed by such Subcontractor. Where a portion of the work is approved to be subcontracted, Supplier remains fully responsible for performance thereof and shall be responsible to AT&T for the acts and omissions of any Subcontractor. Nothing in this Agreement shall create any contractual obligation nor other liability of AT&T to any Subcontractor or its employees. Supplier agrees to bind every Subcontractor to terms consistent with the terms of this Agreement. AT&T agrees and approves wireless carriers and long distance carriers as subcontractors and Supplier shall not be responsible in any way for their actions or lack of action. However, Supplier is responsible to insure they are working with subcontractors to perform what they said they would do.

3.39	Ethical Business Practice

Supplier hereby represents and warrants that the employees, temporary workers, agents, consultants, partners, officers, directors, members or representatives of Supplier and its subcontractors, if any, performing Services or other activities under this Agreement (each and any of the foregoing individuals, for the purpose of this clause, a “Supplier Representative”) shall comply with the US Foreign Corrupt Practices Act and all applicable anticorruption laws.  Supplier Representatives shall not directly or indirectly pay, offer, give, promise to pay or authorize the payment of, any portion of the compensation received in connection with this Agreement or any other monies or other things of value in connection with its performance to a Government Official, defined below, to obtain or retain business or secure any improper advantage nor shall it permit such actions by a third party in connection with this Agreement.  Government Official means (i) an officer or employee of any government or any department, agency, or instrumentality thereof, including government-owned or government-controlled commercial entities; (ii) an officer or employee of a public international organization; (iii) any person acting in an official capacity for or on behalf of any government or department, agency, or instrumentality or public international organization; (iv) any political party or official thereof; (v) any candidate for political office; or (vi) any other person, individual or entity at the suggestion, request or direction or for the benefit of any of the above-described persons or entities.

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting Parties.

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3.40	Incidental Development, Ownership and Use of Rights and Items.

a.      Ownership and Use of Rights and Items. AT&T shall be the exclusive owner of all right, title, and interest in and to all Paid-For Development (defined below), including, without limitation, all Intellectual Property Rights therein and thereto. Supplier shall assign or have assigned to AT&T and hereby assigns to AT&T all Intellectual Property Rights in and to the Paid-For Development. “Paid-For Development” shall mean any and all Items to the extent produced or developed by or on behalf of Supplier or its employees, agents, or direct or indirect contractors or suppliers (and whether completed or in-progress), or forming part of any deliverable, pursuant to this Agreement (including, without limitation, under any statement of work, exhibit, order or other document under, subordinate to, or referencing this Agreement) (collectively “Agreements”) for the development of which AT&T has been charged monies in one or more of the Agreements (“Development Fees”). Payment of standard license fees or standard maintenance and support fees shall not be deemed payment of Development Fees under this subsection. Paid-For Development shall always exclude all Excluded Materials, but shall include (without limitation) any modifications, alterations or updates of any Excluded Materials (“Enhancements”) that otherwise fall within the definition of Paid-For Development (“Paid-For Enhancements”). AT&T’s ownership of Paid-For Enhancements shall be subject to Supplier’s underlying rights and ownership in Supplier’s Excluded Materials.

“Items” shall mean any or all inventions, discoveries, ideas (whether patentable or not), and all works and materials, including but not limited to products, devices, computer programs, source codes, designs, files, specifications, texts, drawings, processes, data or other information or documentation in preliminary or final form, and all Intellectual Property Rights in or to any of the foregoing.

“Excluded Materials” shall mean: i) Supplier’s Pre-Existing Materials; ii) Supplier’s Independently Developed Materials; and iii) Supplier’s Mere Reconfigurations.

“Supplier’s Pre-Existing Materials” shall mean those Items owned by Supplier to the extent and in the form that they both existed prior to the date Supplier began any work under this Agreement and the creation was not dependent on the use of any AT&T Items. Supplier’s Pre-Existing Materials shall not, however, include Paid-For Enhancements thereto.

“Supplier’s Independently Developed Materials” shall mean those Items that have been developed by Supplier, or on Supplier’s behalf, both i) where creation was not dependent on the use of any AT&T Items; and ii) independently of any work performed under any agreements with AT&T.

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting Parties.

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“Supplier’s Mere Reconfigurations” means those specific reconfigurations of Supplier’s pre-existing software performed by Supplier, or on Supplier’s behalf, but only to the extent that such reconfiguration is an alteration to such software which is strictly required to permit Supplier’s software to function on AT&T’s or AT&T’s Customer network or service platform. In no event shall Supplier’s Mere Reconfigurations include enhancements, modifications, or updates that are not contained in Supplier’s Pre-Existing Materials and that add any features, functionality, or capabilities.

b.      License Grant to Excluded Materials. If and to the extent that Supplier embeds any Excluded Materials in the Paid-For Development, Supplier hereby grants and promises to grant and have granted to AT&T and its Affiliates a royalty-free, nonexclusive, sub-licensable, assignable, transferable, irrevocable, perpetual, world-wide license in and to the Excluded Materials and any applicable Intellectual Property Rights of Supplier to use, copy, modify, distribute, display, perform, import, make, sell, offer to sell, and exploit (and have others do any of the foregoing on or for AT&T’s or any of its customers’ behalf or benefit) the Excluded Materials but only as embedded in the Paid-For Development by Supplier.

c.      Further Acts and Obligations. Supplier will take or secure such action (including, but not limited to, the execution, acknowledgment, delivery and assistance in preparation of documents or the giving of testimony) as may be reasonably requested by AT&T to evidence, transfer, perfect, vest or confirm AT&T’s right, title and interest in any Paid-For Development. Supplier shall, in all events and without the need of AT&T’s request, secure all Intellectual Property Rights in any Paid-For Development (and any licenses specified above in any Excluded Materials) from each employee, agent, subcontractor or sub-supplier of Supplier who has or will have any rights in the Paid-For Development or Excluded Materials.

d.      Reservation of Rights and Limited License. Notwithstanding any other provision in this Agreement, AT&T is not transferring or granting to Supplier any right, title, or interest in or to (or granting to Supplier any license or other permissions in or to) any or all: a) Items created by or on behalf of AT&T or directly or indirectly provided to Supplier (in any form, including, without limitation, verbally) by or on behalf of AT&T or its third party providers (“AT&T Provided Items”); b) Paid-For Development or c) Intellectual Property Rights, including, without limitation, any Intellectual Property Rights in or to any AT&T Provided Items or Paid-For Development. The sole exception to the foregoing reservation of rights is that AT&T hereby grants Supplier a limited, nonexclusive, non-transferable license (that shall automatically terminate upon the termination or expiration of this Agreement), under any rights owned by AT&T, to use the AT&T Provided Items and Paid-For Development solely as instructed by AT&T and to the extent necessary for Supplier to perform its obligations under this Agreement, subject further to the terms and conditions of this Agreement. In no way expanding the foregoing license, said license in no manner permits Supplier to (and Supplier hereby promises not to without the explicit prior written and signed consent of AT&T Intellectual Property, Inc. (“ATTIPI Consent”)) make use of any AT&T Provided Items, Paid-For Development or AT&T Intellectual Property Rights either for the benefit of any third party or other than as instructed in writing by AT&T. (AT&T may be willing, in its sole discretion, to grant ATTIPI Consent in exchange for appropriate additional compensation). Paid-For Development and AT&T Provided Items shall constitute AT&T Information under this Agreement.

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting Parties.

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3.41	Labor Disputes

a.	In the event of a labor dispute between AT&T and the union(s) representing AT&T’s employees, AT&T may exercise its right to modify the Scope of Work under the Order on immediate notice, including postponing, reducing, or terminating the services to be provided under the Order and due to be performed after the commencement of a labor dispute. AT&T acknowledges and agrees that the exercise of such right may result in a delay in the resumption of Services when requested by AT&T.

b.	The rights and obligations of the Parties under this Section are in addition to, and not a limitation of, their respective rights under the Sections entitled “Amendments and Waivers” and “Force Majeure.”

3.42	Offshore Work Prohibited

None of the Work under this Agreement shall be performed, and no Information related to this Agreement shall be collected, stored, handled or accessed at any location outside of the United States. Additionally, Supplier shall not allow any of the Work under this Agreement to be performed by a Subcontractor unless AT&T approves such Subcontractor pursuant to Section 3.4, Assignment and Delegation and the Supplier complies with the requirements of Section 3.38, Work Done by Others.

3.43	Taxes

a.	Supplier shall invoice AT&T the amount of any federal excise taxes and state and local sales taxes imposed upon the sale of Material and provision of Services under this Agreement. All such taxes must be stated as separate items on a timely invoice listing the taxing jurisdiction imposing the tax. Installation, labor and other non-taxable charges must be separately stated. AT&T shall pay all applicable taxes to Supplier that are stated on and at the time the Material or Services invoice is submitted by Supplier. Supplier shall remit taxes to the appropriate taxing authorities. Supplier shall honor tax exemption certificates, and other appropriate documents, which AT&T may submit, pursuant to relevant tax provisions of the taxing jurisdiction providing the exemption.

b.	Supplier shall pay any penalty, interest, additional tax, or other charge that may be levied or assessed as a result of the delay or failure of Supplier, for any reason, to pay any tax or file any return or information required by law, rule or regulation or by this Agreement to be paid or filed by Supplier.

c.	Upon AT&T’s request, the Parties shall consult with respect to the basis and rates upon which Supplier shall pay any taxes or fees for which AT&T is obligated to reimburse Supplier under this Agreement. If AT&T determines that in its opinion any such taxes or fees are not payable, or should be paid on a basis less than the full price or at rates less than the full tax rate, AT&T shall notify Supplier in writing of such determinations, Supplier shall make payment in accordance with such determinations, and AT&T shall be responsible for such determinations. If collection is sought by the taxing authority for a greater amount of taxes than that so determined by AT&T, Supplier shall promptly notify AT&T. If AT&T desires to contest such collection, AT&T shall promptly notify Supplier. Supplier shall cooperate with AT&T in contesting such determination, but AT&T shall be responsible and shall reimburse Supplier for any tax, interest, or penalty in excess of AT&T’s determination.

d.	If AT&T determines that in its opinion it has reimbursed Supplier for any taxes in excess of the amount that AT&T is obligated to reimburse Supplier, AT&T and Supplier shall consult to determine the appropriate method of recovery of such excess reimbursements. Supplier shall credit any excess reimbursements against tax reimbursements or other payments due from AT&T if and to the extent Supplier can make corresponding adjustments to its payments to the relevant tax authority. At AT&T’s request, Supplier shall timely file any claims for refund and any other documents required to recover any other excess reimbursements, and shall promptly remit to AT&T all such refunds and interest received.

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting Parties.

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e.	If any taxing authority advises Supplier that it intends to audit Supplier with respect to any taxes for which AT&T is obligated to reimburse Supplier under this Agreement, Supplier shall (i) promptly so notify AT&T, (ii) afford AT&T an opportunity to participate on an equal basis with Supplier in such audit with respect to such taxes and (iii) keep AT&T fully informed as to the progress of such audit. Each Party shall bear its own expenses with respect to any such audit, and the responsibility for any additional tax, interest or penalty resulting from such audit is to be determined in accordance with the applicable provisions of this Taxes Section. Supplier’s failure to comply with the notification requirements of this Taxes Section will relieve AT&T of its responsibility to reimburse Supplier for taxes only if Supplier’s failure materially prejudiced AT&T’s ability to contest imposition or assessment of those taxes.

f.	In addition to its rights under Subsections c., d., and e. above with respect to any tax or tax controversy covered by this Taxes Section, AT&T is entitled to contest, pursuant to applicable law and tariffs, and at its own expense, any tax previously invoiced that it is ultimately obligated to pay. AT&T is entitled to the benefit of any refund or recovery of amounts that it has previously paid resulting from such a contest. Supplier shall cooperate in any such contest, but AT&T shall pay all costs and expenses incurred in obtaining a refund or credit for AT&T.

g.	If either Party is audited by a taxing authority or other governmental entity in connection with taxes under this Taxes Section, the other Party shall reasonably cooperate with the Party being audited in order to respond to any audit inquiries in an appropriate and timely manner, so that the audit and any resulting controversy may be resolved expeditiously.

AT&T and Supplier shall reasonably cooperate with each other with respect to any tax planning to minimize taxes. The degree of cooperation contemplated by this section is to enable any resulting tax planning to be implemented and includes, but is not limited to: (i) Supplier's installing and loading all of the Software licensed by AT&T, and retaining possession and ownership of all tangible personal property, (ii) Supplier installing, loading and/or transferring the Software at a location selected by AT&T, and (iii) Supplier Delivering all of the Software in electronic form. AT&T shall bear all reasonable external (paid to third parties), additional expenses incurred by Supplier to comply with the provisions of this subsection, but AT&T's advance written consent is required whenever these expenses for any Software item or update are expected to exceed two thousand dollars ($2,000) or one percent (1%) of the cost of the item or update, whichever is less. Supplier's cooperation is not an agreement with, or guarantee of, the taxability or non-taxability of the transaction.

4.0	Special Terms

4.1	Access

a.	When appropriate, Supplier shall have reasonable access to AT&T’s premises during normal business hours, and at such other times as may be agreed upon by the Parties to enable Supplier to perform its obligations under this Agreement. Supplier shall coordinate such access with AT&T’s designated representative prior to visiting such premises. Supplier will ensure that only persons employed by Supplier or subcontracted by Supplier will be allowed to enter AT&T’s premises. If AT&T requests Supplier or its subcontractor to discontinue furnishing any person provided by Supplier or its subcontractor from performing Work on AT&T’s premises, Supplier shall immediately comply with such request. Such person shall leave AT&T’s premises immediately and Supplier shall not furnish such person again to perform Work on AT&T’s premises without AT&T’s written consent. The Parties agree that, where required by governmental regulations, Supplier will submit satisfactory clearance from the U.S. Department of Defense and/or other federal, state or local authorities.

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting Parties.

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b.	AT&T may require Supplier or its representatives, including employees and subcontractors, to exhibit identification credentials, which AT&T may issue to gain access to AT&T’s premises for the performance of Services. If, for any reason, any Supplier representative is no longer performing such Services, Supplier shall immediately inform AT&T. Notification shall be followed by the prompt delivery to AT&T of the identification credentials, if issued by AT&T. Supplier agrees to comply with AT&T’s corporate policy requiring Supplier or its representatives, including employees and subcontractors, to exhibit their company photo identification in addition to the AT&T issued photo identification when on AT&T’s premises.

c.	Supplier shall ensure that its representatives, including employees and subcontractors, while on or off AT&T’s premises, will perform Work which (i) conform to the Specifications, (ii) protect AT&T’s Material, buildings and structures, (iii) does not interfere with AT&T’s business operations, and (iv) perform such Services with care and due regard for the safety, convenience and protection of AT&T, its employees, and property and in full conformance with the policies specified in the AT&T Code of Business Conduct, which prohibits the possession of a weapon or an implement which can be used as a weapon (a copy of the AT&T Code of Business Conduct is available upon request).

d.	Supplier shall ensure that all persons furnished by Supplier work harmoniously with all others when on AT&T’s premises.

4.2	Background Checks

a.	Supplier, with respect to the following requirements in this Section (collectively, “Background Checks”) and subject to any federal, state, or local laws, rules or regulations which may limit any Supplier action otherwise required by this section, (i) shall make all reasonable and legally permitted efforts, including checking the background, verifying the personal information and conducting a Drug Screen to determine and verify all information necessary to represent and warrant to AT&T that no Supplier employee, contractor or subcontractor and no employee or agent of any Supplier contractor or subcontractor (“Supplier Person”) who Supplier proposes to have perform any Service that permits physical, virtual or other access to AT&T 's or its customer's premises, systems, networks, or Information (“Access”) at any time during the term of the Agreement., (a) has presented a positive Drug Screen, (b) has been convicted of any felony, or has been convicted of any misdemeanor involving violence, sexual misconduct, theft or computer crimes, fraud or financial crimes, drug distribution, or crimes involving unlawful possession or use of a dangerous weapon (“Conviction”) or (c) is identified on any government registry as a sex offender; and (ii) shall not permit any such Person presenting a positive Drug Screen, having a Conviction, or being a registered sex offender to perform any Service that permits such Access during the term of the Agreement, subject to any federal, state, or local restrictions on the consideration of criminal convictions in making employment decisions.

b.	Supplier shall comply with the obligations of subsections (b) and (c) above through the use of a third party service which shall perform a review of applicable records for those counties, states, and federal court districts in which a proposed Supplier Person has identified as having resided, worked, or attended school in the previous ten (10) years, unless a shorter period is required by any federal, state, or local law.

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting Parties.

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c.	Supplier acknowledges and agrees that it is Supplier’s sole and exclusive responsibility to determine whether a Supplier Person with a Conviction should be denied Access during the term of the Agreement under the terms of this Agreement and in compliance with all federal, state, and local laws, unless an exception is granted by AT&T under paragraph e. of this Section.

d.	Supplier represents and warrants to AT&T that, to the best of its knowledge, no Supplier Person has (i) falsified any of his or her Identification Credentials, or (ii) failed to disclose any material information in the hiring process relevant to the performance of any Service. Supplier shall not permit any Supplier Person who has falsified such Identification Credentials or failed to disclose such information to perform any Service that permits Access.

e.	The following definitions apply:

1.	“Identification Credentials” includes, with respect to each Supplier Person, his or her Social Security number, driver’s license, educational credentials, employment history, home address, and citizenship indicia.

2.	“Drug Screen” means the testing for the use of illicit drugs (including opiates, cocaine, cannabinoids, amphetamines, and phencyclidine (PCP)) of any Supplier Person who (i) has unsupervised (or badged) physical Access to AT&T’s or its customer’s premises, or (ii) has regular or recurring supervised physical Access to AT&T’s or its customer’s premises for more than thirty (30) days in the aggregate annually.

f.	The failure of Supplier to comply with the requirements of this Section, and/or if any Person who fails such Background Check or who has falsified Identification Credentials does perform any Service that permits such Access, shall each be considered a material breach of this Agreement. Notwithstanding any of the foregoing, exceptions for individual Supplier Persons may be granted by AT&T on a case-by-case basis.

4.3	Customer - Information

a.	For the purposes of this Section, “Customer Information” includes, but is not limited to, customer name, address, e-mail address, and/or phone number (listed or unlisted); personal information concerning a customer, including birth date, social security number, drivers license, credit card information, bank account, account number or personal identification numbers; information concerning a customer’s calling patterns, call details, records of incoming or outgoing calls, or minutes of use or other use of AT&T’s services; information related to payments, credit status, and transactions with AT&T; demographic information; or aggregate customer data – including aggregate data with individual identifying information deleted; and customer proprietary network information (“CPNI”) (as that term is defined in Section 222 of the Communications Act of 1934, 47 U.S.C.222, as amended (“Section 222”)), which includes information available to AT&T by virtue of AT&T’s relationship with its customers as a provider of telecommunications service and may include: the quantity, technical configuration, location, type, destination, amount of use of telecommunications service subscribed to, and information contained on the telephone bills of AT&T’s customers pertaining to telephone exchange service or telephone toll service received by a customer of AT&T. Except as provided herein, as between Supplier and AT&T, title to all Customer Information shall be in AT&T. Except as otherwise provided herein, no license or rights to any Customer Information are granted to Supplier hereunder. Except as otherwise set forth in this Section, Supplier’s use of the Customer Information to provide the Services AT&T requests in an Order or to fulfill its obligations in this Agreement shall not be limited.

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting Parties.

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b.	Supplier acknowledges that Customer Information received may be subject to certain privacy laws and regulations and requirements, including requirements of AT&T. Supplier shall consider Customer Information to be private, sensitive and confidential. Accordingly, with respect to Customer Information, Supplier shall comply with all applicable privacy laws and regulations and requirements, including, but not limited to, the CPNI restrictions contained in Section 222. Accordingly, Supplier shall:

1.	not use any CPNI to market or otherwise sell products to AT&T’s customers, except to the extent necessary for the performance of Services for AT&T or as otherwise approved or authorized by AT&T in this Agreement or in writing;

2.	make no disclosure of Customer Information to any party other than AT&T, except to the extent necessary for the performance of Services for AT&T or except such disclosure required under force of law; provided that Supplier shall provide AT&T with notice immediately upon receipt of any legal request or demand by a judicial, regulatory or other authority or third party to disclose or produce Customer Information; Supplier shall furnish only that portion of the Customer Information that is legally required to furnish and shall provide reasonable cooperation to AT&T should AT&T exercise efforts to obtain a protective order or other confidential treatment with respect to such Customer Information;

3.	not incorporate any Customer Information into any database other than in a database maintained exclusively for the storage of AT&T’s Customer Information;

4.	not incorporate any data from any of Supplier’s other customers, including Affiliates of AT&T, into AT&T’s customer database;

5.	make no use whatsoever of any Customer Information for any purpose except to comply with the terms of this Agreement;

6.	make no sale, license or lease of Customer Information to any other party;

7.	restrict access to Customer Information to only those employees of Supplier that require access in order to perform Services under this Agreement;

8.	implement and comply with a data security plan, approved in advance in writing by AT&T such approval not to be unreasonably withheld, and other procedures as may be agreed by AT&T and Supplier relative to the security of Customer Information at all times in performing Services hereunder;

9.	prohibit and restrict access or use of Customer Information by any of Supplier’s other customers, Supplier’s Affiliates, or third parties except as may be agreed otherwise by AT&T;

10.	promptly return all Customer Information to AT&T upon expiration, Termination or Cancellation of this Agreement or applicable schedule or Order, unless expressly agreed or instructed otherwise by AT&T; and

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting Parties.

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11.	immediately notify AT&T upon Supplier’s awareness of (i) any breach of the above- referenced provisions, (ii) any disclosure (inadvertent or otherwise) of Customer Information to any third party not expressly permitted herein to receive or have access to such Customer Information, or (iii) a breach of, or other security incident involving, Supplier’s systems or network that could cause or permit access to Customer Information inconsistent with the above-referenced provisions, and such notice shall include the details of the breach, disclosure or security incident. Supplier shall fully cooperate with AT&T in determining, as may be necessary or appropriate, actions that need to be taken including, but not limited to, the full scope of the breach, disclosure or security incident, corrective steps to be taken by Supplier, the nature and content of any customer notifications, law enforcement involvement, or news/press/media contact etc., and Supplier shall not communicate directly with any AT&T customer without AT&T’s consent, which such consent shall not be unreasonably withheld.

4.4	Electronic Data Interchange (EDI)

a.	The Parties shall exchange Orders, payments, acknowledgements, invoices, remittance notices, and other records (“Data”) electronically, in place of tangible documents, and agree to exchange such Data in accordance with the Telecommunications Industry Forum EDI Guidelines for use of American National Standards Institute (ANSI) Accredited Standards Committee X12 transaction sets, unless they mutually agree to a proprietary format or another standard such as Extensible Markup Language (XML).

b.	The following additional conditions apply to any such exchanges:

1.	Garbled Transmissions: If any Data is received in an unintelligible, electronically unreadable, or garbled form, the receiving Party shall promptly notify the originating Party (if identifiable from the received Data) in a reasonable manner. In the absence of such notice, the originating Party's record of the contents of such Data shall control.

2.	Signatures: Each Party will incorporate into each EDI transmission an electronic identification consisting of symbol(s) or code(s) ("Signature"). Each Party agrees that any predetermined Signature of such Party included in or affixed to any EDI transmission shall be sufficient to verify such Party originated, “signed” and “executed” such transmission. No Party shall disclose to any unauthorized person the Signatures of the Parties hereto.

3.	Statute of Frauds: The Parties expressly agree that all Data transmitted pursuant to this clause shall be deemed to be a "writing" or "in writing" for purposes of the Uniform Commercial Code (“UCC”). Any such Data containing or having affixed to it a Signature shall be deemed for all purposes: (i) to have been "signed" and "executed"; and (ii) to constitute an "original" when printed from electronic files or records established and maintained in the normal course of business.

4.	Method of Exchange: Exchange of Data will be made by direct electronic or computer systems communication between AT&T and Supplier or by indirect communications using a third party service provider (“Provider”) or Value Added Network ("VAN") to translate, forward and/or store such Data. Each Party shall be responsible for the cost(s) and associated cost(s) of any Provider or VAN with which it contracts.

4.5	Entry on AT&T Property

a.	If the performance of the Services provided hereunder requires Supplier 's entry upon property owned or controlled by AT&T, Supplier is hereby notified that AT&T-owned buildings constructed prior to 1981 contain asbestos containing materials (“ACM”) and/or presumed asbestos containing materials (“PACM”) and may also contain both natural and artificial conditions and activities involving risk of harm. AT&T has not inspected such property for the purposes of this Agreement and has not taken any efforts to discover or make safe dangerous conditions or activities for the purpose of Supplier’s performance of Services.

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting Parties.

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b.	Supplier shall be responsible for inspecting the Services site for unsafe conditions and taking the necessary safety precautions for protection of Supplier, its employees, and agents and assuring a safe place for performance of the Services. As a material condition of this Agreement, Supplier, for itself and its employees and agents, assumes all risk of dangers associated with the property, including any potential asbestos exposure, and responsibility for OSHA notice requirements including:

1.	contacting the appropriate AT&T Project manager responsible for the property to determine the presence, location and quantity of ACM/PACM that Supplier's employees may reasonably be expected to work in or adjacent to;

2.	informing Supplier’s employees of the presence, location and quantity of ACM/PACM present in the property that Supplier's employees may reasonably be expected to work in or adjacent to and the precautions to be taken to ensure that airborne ACM/PACM is confined to the identified ACM/PACM area; and

3.	informing the appropriate AT&T Project manager and other employers of employees at the property, of the presence, location and quantity of any newly discovered ACM/PACM identified by Supplier within twenty-four (24) hours of discovery.

c.	Should Services require the drilling of vinyl asbestos containing floor tile, Supplier agrees that its employees and subcontractors performing such drilling shall use AT&T’s HD2 Procedure for Drilling Holes Through Vinyl Asbestos Floor Tile (“AT&T’s Procedure”) which has a Negative Exposure Assessment when drilling through such tile and that only employees and subcontractors who have received the training required to perform AT&T’s Procedure will perform such drilling.

d.	Supplier hereby releases AT&T from any and all claims or causes of action in connection with the responsibilities hereby assumed by Supplier, and agrees to indemnify, hold harmless and defend, AT&T, its Affiliates and their agents and employees against any Loss arising therefrom in accordance with the Section entitled “Indemnity.”

e.	If in Supplier's judgment, the Services, other than Services requiring the drilling of asbestos containing floor tile, should not proceed due to the presence of ACM/PACM, and/or any other unsafe condition, the correction of which may require changes or alterations in AT&T's operations or property, Supplier shall notify the AT&T Project manager immediately, and shall suspend the Services until Supplier and AT&T agree on the corrections or alterations necessary for the safe performance of the Services.

4.6	Independent Contractor

Supplier hereby represents and warrants to AT&T that:

a.	Supplier is engaged in an independent business and will perform all obligations under this Agreement as an independent contractor and not as the agent or employee of AT&T;

b.	Supplier’s personnel performing Services shall be considered solely the employees of Supplier and not employees or agents of AT&T;

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting Parties.

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c.	Supplier has and retains the right to exercise full control of and supervision over the performance of the Services and full control over the employment, direction, assignment, compensation, and discharge of all personnel performing the Services;

d.	Supplier is solely responsible for all matters relating to compensation and benefits for all of Supplier’s personnel who perform Services. This responsibility includes (i) timely payment of compensation and benefits, including, but not limited to, overtime, medical, dental, and any other benefit, and (ii) all matters relating to compliance with all employer obligations to withhold employee taxes, pay employee and employer taxes, and file payroll tax returns and information returns under local, state and federal income tax laws, unemployment compensation insurance and state disability insurance tax laws, social security and Medicare tax laws, and all other payroll tax laws or similar laws with respect to all Supplier personnel providing Services;

e.	Supplier shall indemnify, hold harmless and defend AT&T from all Losses related to Supplier’s failure to comply with the immediately preceding paragraph in accordance with the Section entitled “Indemnity.”

4.7	Reimbursable Expenses

AT&T is not responsible for any travel, meal or other business related expense incurred by Supplier whether or not incurred in its performance of its obligations under this Agreement, unless reimbursement of expenses is expressly authorized in this Agreement or an Order pursuant to this Agreement. If reimbursement of expenses is so authorized, in order to be reimbursable, each and every such expense must comply with the requirements of AT&T’s Vendor Expense Policy attached hereto and incorporated herein as Appendix Z. Supplier must provide in a timely manner receipts and other documentation as required by the Vendor Expense Policy and such additional documentation or information requested by AT&T to substantiate expenses submitted by Supplier for reimbursement.

4.8	Technical Support

Supplier will provide, at no additional cost to AT&T, full and complete technical assistance to qualified AT&T personnel for the Material and Services provisioned under this Agreement, including ongoing technical support and field Service and assistance, provision of technical bulletins and updated user manuals, and telephone assistance to assist with installation, operation, maintenance and problem resolution. The availability or performance of this technical support will not be construed as altering or affecting Supplier's obligations as set forth in the Warranty Section or as provided elsewhere in this Agreement. Field Service and technical support, including emergency support (service affecting), will be provided on site twenty-four (24) hours a day. Supplier will provide to AT&T, and keep current, an escalation document that includes names, titles and telephone numbers, including after- hours telephone numbers, of Supplier personnel responsible for providing technical support to AT&T. Supplier will maintain a streamlined escalation process to speed resolution of reported problems.

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting Parties.

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4.9	Payment Card Industry (PCI)

Payment Card Industry Data Security Standards (PCI-DSS) and Credit Cardholder Information

The Payment Card Industry (PCI) Data Security Standards are network security and business practice guidelines developed for Visa, MasterCard, American Express and Discover Card. They were developed to establish a minimum security standard with regards to the protection of cardholder’s account and transaction information. The PCI Security Standards Council, LLC (a non-AT&T entity) owns, develops, maintains and distributes the PCI Data Security Standard (DSS). If Supplier (or its affiliates and/or Subcontractors, if any, ) processes, transmits, or stores credit cardholder data and/or related transaction status or identity information through, for, or on behalf of AT&T (including, without limitation, for itself, or in connection with AT&T’s joint or co-branded relationships and/or its, or their customers, as the case may be), Supplier represents and warrants that it and its affiliates and/or Subcontractors, if any, that process, transmits, and/or stores credit cardholder data and/or related transaction status or identity information through, for, or on behalf of AT&T (including, without limitation, for itself, or in connection with AT&T’s joint or co-branded relationships and/or its, or their customers, as the case may be) is/are, and shall remain PCI DSS compliant/certified, current, and in good standing, at no cost to AT&T, for the longer of the term of this Agreement or any of Supplier’s applicable obligation periods under this Agreement, in accordance with the requirements of the PCI DSS. Notwithstanding anything to the contrary contained within this Agreement, Supplier acknowledges that credit cardholder information shall be deemed, and shall be treated as Information under this Agreement irrespective of whether or not such Information is conspicuously marked as confidential or proprietary and Supplier’s obligation to treat credit cardholder related Information as confidential shall survive the termination or expiration of this Agreement. Supplier shall indemnify and hold AT&T harmless from and against any proved or alleged claims, demands or suits, or any losses, damages, liabilities, fines, penalties and expenses (including reasonable attorney’s fees) that arise out of, relate to or result from Supplier’s (its affiliates, and/or Subcontractor(s), if any, acting through or on behalf of Supplier) failure to comply with its obligations under this clause. Except as may be provided elsewhere in this Agreement, nothing contained within this clause shall be construed to mean, nor means that Supplier is authorized to delegate, assign or subcontract any portion of its obligations under this clause to any third party. When applicable and annually thereafter while applicable, and/or upon AT&T’s request, Supplier shall email to AT&T a current copy of Supplier’s executed Attestation of Compliance (AOC).

At g18906.att.com Additionally, in addition to and not in limitation of its general obligations under the Agreement, Supplier shall comply will federal, state and local laws, rules and regulations relating to the processing of credit card information, the privacy of credit card and personal information, and the collection and remittal of credit card related payments.

4.10	AT&T Data and AT&T Derived Data (Big Data)

Definitions. For purposes of this Section:

1.         “AT&T Data” means any data or information (i) of AT&T or its customers, that is disclosed or provided to Supplier by, or otherwise obtained by Supplier from, AT&T or any of its customers, including Customer Information and customer proprietary network information (as that term is defined in Section 222 of the Communications Act of 1934, as amended, 47 U.S.C. §222), as well as data and information with respect to the businesses, customers, operations, networks, systems, facilities, products, rates, regulatory compliance, competitors, consumer markets, assets, expenditures, mergers, acquisitions, divestitures, billings, collections, revenues and finances of AT&T; and (ii) not supplied by AT&T or any of its customers but created, generated, collected or harvested by Supplier either (a) in furtherance of this Agreement or an Order hereunder or (b) as a result of Supplier’s having access to AT&T infrastructure, systems, data, hardware, software or processes (for example, through data processing input and output, service level measurements, or ascertainment of network and system information).

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting Parties.

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2.         “AT&T Derived Data” means any data or information that is a result of any modification, adaption, revision, translation, abridgement, condensation, compilation, evaluation, expansion or other recasting or processing of the AT&T Data, for example, as a result of Supplier’s observation, analysis, or visualization of AT&T Data arising out of the performance of Supplier’s obligations hereunder.

b.	Ownership of AT&T Data and AT&T Derived Data.

1.         AT&T Data is the property of AT&T. To the extent needed to perfect AT&T’s ownership in AT&T Data, Supplier hereby assigns all right, title and interest in AT&T Data to AT&T. No transfer of title in AT&T Data to Supplier is implied or shall occur under this Agreement. AT&T Data shall not be (a) utilized by Supplier for any purpose other than as required to fulfill its obligations under this Agreement, (b) sold, assigned, leased, commercially exploited or otherwise provided to or accessed by third parties, whether by or on behalf of Supplier, (c) withheld from AT&T by Supplier, or (d) used by Supplier to assert any lien or other right against or to it. Supplier shall promptly notify AT&T if Supplier believes that any use of AT&T Data by Supplier contemplated under this Agreement or to be undertaken as part of the performance of this Agreement is inconsistent with the preceding sentence.

2.         AT&T shall own all right, title and interest in and to the AT&T Derived Data. To the extent needed to perfect AT&T’s ownership in AT&T Derived Data, Supplier hereby assigns all right, title and interest in AT&T Derived Data to AT&T. AT&T grants to Supplier a license to access, use, and copy the AT&T Derived Data, with no right to grant sublicenses, solely for the performance of Supplier’s obligations during the Term of this Agreement and solely in compliance with AT&T’s privacy policies, including obligations relating to Customer Information. For the avoidance of doubt, Supplier shall not create or develop AT&T Derived Data after the expiration or of this Agreement.

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting Parties.

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3.         Supplier shall promptly deliver AT&T Data and AT&T Derived Data to AT&T at no cost to AT&T, in the format of which the data resides, on industry standard media and in a commercially reasonable timing (i) at AT&T’s request, (ii) at the expiration or termination of this Agreement and the completion of any requested termination assistance services or (iii) with respect to particular AT&T Data or AT&T Derived Data, at such earlier date that such data is no longer required by Supplier to perform the Services. Thereafter, Supplier shall return or destroy, as directed by AT&T, any requested portion of the AT&T Data and AT&T Derived Data in Supplier’s possession or under Supplier’s control within fifteen (15) business days and deliver to AT&T written certification of such return or destruction signed by an officer of Supplier, provided that with respect to archival or back-up copies that reside on the Suppliers’ systems shall be deemed to have complied with its obligations under this clause (3) if it makes reasonable efforts to expunge from such systems, or to permanently render irretrievable, such copies, or retains such archival back-up copies to comply with the requirements of this agreement, or for retains such archival back-up copies for legal purposes which shall be permissible until such applicable statutes of limitations have expired.

4.         The provisions of this Section shall apply to all AT&T Data and AT&T Derived Data, regardless of whether such data was first disclosed or otherwise provided to, or created, developed, modified, recast or processed by, Supplier before, on or after the Effective Date of this Agreement. Supplier shall secure AT&T Data and AT&T Derived Data pursuant to the provisions applicable to AT&T Information under the Appendix “O” titled “AT&T Supplier Information Security Requirements (SISR).” Supplier’s obligation to return AT&T Data and AT&T Derived Data upon AT&T’s request shall not apply to such data which, at the time of AT&T’s request for return, is no longer retained by or on behalf of Supplier.

4.11	Supplier Assessment

a.	In the event AT&T conducts an assessment of Supplier’s Materials and Services provided pursuant to this Agreement (including, capacity to provision quantities of Materials and Services ordered, IT Integration, architecture and design of the Materials and Services, security, operations, and customer support for the Materials and Services), Supplier shall promptly cooperate with such assessment, including (i) providing AT&T with complete and accurate information; and (ii) attending any live AT&T assessment meetings.

b.	Within thirty (30) days of receiving notice of any deficiencies found during the assessment, Supplier shall (i) develop a corrective action plan for any material deficiencies (the “Plan”); (ii) include any reasonable recommendations made by AT&T in the Plan and (iii) review the Plan with AT&T.

c.	Once the Plan is finalized, Supplier shall (i) promptly commence implementation; (ii) report biweekly to AT&T on the status on its progress on implementing the Plan and (iii) report monthly to its senior executives on the status of the progress in implementing the Plan.

d.	Supplier shall fulfill its obligations in connection with this Section at no cost to AT&T.

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting Parties.

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4.12	Citizenship and Sustainability

Supplier shall conduct business with an abiding respect for corporate citizenship, sustainability, and human rights (“Citizenship and Sustainability”). As such, to the extent Supplier has an existing Citizenship and Sustainability program, such program shall be no less stringent than AT&T’s Principles of Conduct for Suppliers available at: http://www.attsuppliers.com/misc/SupplierSustainabilityPrinciples.pdf and the AT&T Human Rights in Communication Policy available at: http://www.att.com/Common/about_us/downloads/Human_Rights_Communications_Policy.pdf (as amended from time-to-time) (“AT&T Citizenship and Sustainability Policies”). In the event that Supplier does not have a Citizenship and Sustainability program, or such program does not address all areas addressed in the AT&T Citizenship and Sustainability Policies, Supplier shall conduct its business operations in a manner consistent with the AT&T Citizenship and Sustainability Policies.

Upon AT&T’s request, Supplier shall provide to AT&T such information, reports, or survey responses as reasonably necessary to periodically monitor Supplier’s business operations in the context of Citizenship and Sustainability. Supplier shall respond to such requests within timelines as reasonably set forth by AT&T.

4.13	Supplier`s Materials Warranty

a.	For purposes of AT&T’s distribution of Supplier’s licensed Material, Supplier agrees to provide AT&T and Customers with the same warranties provided to AT&T.

b.	The licensed Materials Warranty, and the obligations related to such licensed Material of all such Supplier’s Material shall flow directly from Supplier to AT&T’s customer. AT&T will have no obligations with respect to the licensing of Software or to the warranting of any Materials or Services, other than as may be expressly set forth in this Section. However, AT&T and not Supplier shall invoice Customer for any payments that may become due from customer, and AT&T and not Supplier shall collect and receive payments from AT&T’s customer on account of any such invoice.

c.	Except as ATT’s customer may otherwise agree through its acceptance of the terms of Supplier’s Material (including without limitation acceptance thereof by a Government Customer through sub-section e), Supplier’s warranty and all other rights of ATT hereunder, including but not limited to, those under the Sections entitled “Infringement,” “Indemnity,” and “Warranty,” shall hereby be deemed to also be given for the benefit of ATT’s customers, and ATT may disclose the provisions of such Sections to its customers. Supplier further agrees to assume sole and complete responsibility, as between ATT and Supplier, for resolving any claim brought by any customer against ATT which is attributable to Supplier’s failure to promptly Deliver Material or provide Service strictly in conformance with Specifications; breach of warranty; design defect; negligence; products liability; patent, trademark, copyright or other infringement; or any other claim attributable to the Material or Services, or the acts or omission of Supplier in furnishing the Material or Services hereunder (collectively “Claims”).

d.	Supplier shall indemnify, hold harmless, and defend ATT and other indemnified parties harmless from and against Loss in connection with, arising out of, or resulting from any Claim, as provided in the Sections entitled “Indemnity” and “Infringement”.

e.	ATT agrees to promptly notify Supplier of any Claim and cooperate with Supplier, upon request and at Supplier’s expense, as provided in the Section entitled “Indemnity”.

f.	Supplier acknowledges and agrees that certain of AT&T’s Customers that are State, Federal, local and municipal agencies, departments, political subdivisions and related entities purchasing pursuant to government contracts (“Government Customers”) require certain different treatment with respect to the issues dealt with in this Section. Supplier hereby agrees that the terms and conditions in this sub-section (f) apply to such Government Customers, and that all of this Section continues to apply to such Government Customers except as expressly modified by this sub-section f.

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting Parties.

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5.0	AT&T Supplier Information Security Requirements (SISR)

Supplier agrees to comply with the AT&T Supplier Information Security Requirements (SISR) set forth in Appendix O attached hereto and incorporated by reference herein. Supplier agrees to cooperate fully with AT&T, including completing checklists or similar documentation, to ensure that Software and/or computer systems Supplier develops, designs, supports and/or uses under this Agreement comply with the standards and requirements set forth in the SISR. Supplier agrees to indemnify, defend at its expense, and hold AT&T, its Affiliates and its and their agents, employees and customers harmless against any Loss arising from or in connection with, or resulting from, any breach of the terms set forth in the SISR, in accordance with the Section herein entitled “Indemnity.”

6.0	Execution of Agreements

6.1	Transmission of Original Signatures and Executing Multiple Counterparts

Original signatures transmitted and received via facsimile or other electronic transmission of a scanned document, (e.g., .pdf or similar format) are true and valid signatures for all purposes hereunder and shall bind the parties to the same extent as that of an original signature. This Agreement may be executed in multiple counterparts, each of which shall be deemed to constitute an original but all of which together shall constitute only one document.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed, which may be in duplicate counterparts, each of which will be deemed to be an original instrument.

SITO MOBILE SOLUTIONS, INC		AT&T Services, Inc.

By:	/s/ Kurt Streams	By:	/s/ Laurie Szczepanek

Printed Name: Kurt Streams		Printed Name: Senior Contract Manager

Title:	CFO	Title:	Senior Contract Manager

Date:	1/4/2016	Date:	1/4/2016

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting Parties.

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